Exhibit 10.39

THIS AGREEMENT is made the 5th day of February 2008

BETWEEN:

(1)                                  KAZAKHMYS PLC, a public company registered in England (the Parent) of 6th & 7th Floor, Cardinal Place; 100 Victoria Street, London, SW1E 5JL;

(2)                                  AES EKIBASTUZ LLP, a Kazakhstan limited liability partnership (Ekibastuz LLP);

(3)                                  AES MAIKUBEN LLP, a Kazakhstan limited liability partnership (Maikuben LLP);

(4)                                  MAIKUBEN WEST LLP, a Kazakhstan limited liability partnership (Maikuben West LLP and, together with Ekibastuz LLP and Maikuben LLP, the Owners); and

(5)                                  ALBERICH BETEILIGUNGSVERWALTUNGS GmbH, (the Manager), of 1010 Vienna, Dr Karl Lueger-Ring 12, Vienna Austria and registered with the Companies’ Register of the Commercial Court of Vienna under registration number FN 301829 t, acting through its Kazakhstan branch.

WHEREAS

(A)          Anturie Beteiligungsverwaltungs GmbH (the Seller), an indirect subsidiary of AES has agreed to sell and Kazakhmys Power B.V. (the Purchaser) an affiliate of the Parent, has agreed to buy certain entities which directly or indirectly own, among other entities, Ekibastuz LLP, Maikuben LLP and Maikuben West LLP pursuant to the Sale and Purchase Agreement between the Seller and the Purchaser dated on or about the date of this Agreement (the Sale and Purchase Agreement).  As part of the arrangements for the sale, the Manager, an Affiliate of AES, has agreed with the Parent to provide or procure the provision of certain management services to Ekibastuz LLP, Maikuben LLP and Maikuben West LLP and the Parent and the Owners have agreed to use the Manager to exclusively manage certain commercial, administrative, operation, maintenance and capital expenditure activities of the Facilities until 31 December 2010 with a view to inter alia maximising EBITDA.

(B)           Ekibastuz LLP owns and operates the Ekibastuz coal-fired thermal power station (the Power Station) and the substation adjacent to the Power Station (the Substation), each located in Pavlodar Oblast in northeastern Kazakhstan and Maikuben West LLP owns and operates the Maikuben coal mine located in Pavlodar Oblast (the Coal Mine and, together with the Power Station and the Substation, the Facilities).  Maikuben LLP carries out certain trading activities in respect of the coal and coal products produced by the Coal Mine.

(C)           The Manager has available and/or access to the organisation, resources, knowledge and experience for the provision (or procurement) of management services in respect of the Facilities upon and subject to the terms hereinafter set out.  The terms of this Agreement contemplate early termination of this Agreement at the option of either the Manager or the Parent.

NOW IT IS HEREBY AGREED as follows:

1.             DEFINITIONS AND INTERPRETATION

1.1           In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

Advance Period has the meaning given to such term in clause 8.4;

AES means The AES Corporation;

AES Credit Support means the guarantee issued by the AES Credit Support Provider(s) in accordance with clause 14;

AES Credit Support Provider means the person or persons providing the AES Credit Support in accordance with clause 14 or any renewal or replacement thereof from time to time;

Affected Party has the meaning given to such term in clause 10.2;

Affiliate means, in relation to a Party, a subsidiary or a holding company of the Party or a subsidiary of the holding company of the Party and the expressions holding company and subsidiary shall have the meanings respectively given to them pursuant to Section 736 of the Companies Act 1985 (as modified, amended or replaced from time to time);

Annual Average Tariff means, for any Operating Year and at any time the average tariff charged to consumers in Kazakhstan in Kazakh Tenge under all Power Purchase Agreements entered into for that Operating Year and taking into account in respect of future sales in the Operating Year the tariff assumed in the Business Plan

Annual Budget has the meaning given to such term in clause 6.3;

Applicable Law means any applicable national, regional, municipal, local, civil, criminal or administrative law, common law, statute, statutory instrument, regulation, directive, order, direction, ordinance, tariff regime or any rule, code, standards and guidance, decree or judgement or measure of similar effect to any of the foregoing of Kazakhstan or any part thereof or of any Competent Authority which has appropriate jurisdiction;

Appointor has the meaning given to such term in clause 15.3(iv);

Base Case Payout means has the meaning given to such term in the Sale and Purchase Agreement;

Budget Limit means, in respect of any Operating Year, an amount equal to 10% of the aggregate expenditure set out in the Annual Budget for that Operating Year;

Business Plan means the business plan attached to this Agreement at Schedule 2 as revised and approved from time to time pursuant to and in accordance with clause 6;

Business Day means, unless otherwise specified, any day (excluding Saturday, Sunday and any public holiday in England, New York or Kazakhstan) when banks are open for business in New York;

Change in Law means, in each case after the date of this Agreement, the enactment or introduction of any new Applicable Law in Kazakhstan or any change in, or any change in the interpretation of, or any extension of or designations under any existing Applicable Law in Kazakhstan or the repeal of any existing Applicable Law in Kazakhstan or the alteration or termination (unless no longer required under Applicable Law in Kazakhstan) of any Relevant Consent in Kazakhstan;

Change of Control means a person other than the Parent or an Affiliate of the Parent gaining Control of any Owner or the ownership or operation of all or substantially all of either Facility or the Parent ceasing to be the sole party having Control of any Owner or the operation of either Facility, in each case, other than as contemplated by this Agreement, provided that, for the purposes of this definition and clause 8.7(d), the exception for an Affiliate of the Parent shall not apply where such Affiliate is a Competent Authority or an Affiliate of a Competent Authority;

Coal Mine has the meaning given to such term in the recitals to this Agreement;

Coal Sales Contract means any contract or other arrangements providing for coal sales entered into by the Manager as agent of Maikuben LLP and/or Maikuben West LLP (or by Maikuben LLP and/or Maikuben West LLP pursuant to the power of attorney as referred to in clause 3.15) pursuant to which any party agrees to purchase coal or coal products from Maikuben LLP and/or Maikuben West LLP;

Commodity Contract has the meaning given to such term in clause 3.21(e);

Competent Authority means:

(a)                                  any person, body or other authority of any kind (whether of a national, regional, municipal, local, civil or administrative nature) having jurisdiction over a Party or any part of the Facilities; and

(b)                                 any court of competent jurisdiction and any local, national, regional, municipal or supranational, body or agency, authority, department, inspectorate, minister, ministry (or any subdivision of any of them), official or public or statutory person (whether autonomous or not) of any governmental or other regulatory department, body, instrumentality, agency or authority having jurisdiction over a Party to this Agreement or any part of the Facilities (including any tax authority and environmental authority or agency in Kazakhstan or other jurisdiction relevant to any Party and/or any part of the Facilities);

Compliance Program means the Compliance Program designated as such by the Manager and notified to the Parent and the Owners from time to time which will be developed on the same basis as the Standards of Conduct and to ensure compliance with the Compliance Requirements and clause 3.31;

Compliance Requirements means the standards and requirements for ethical conduct set out in Schedule 5;

Control means, in relation to a company or partnership, either:

(a)                                  the beneficial ownership of the majority of the issued voting shares (or other ownership or participation interests) of the company or partnership or the ability (whether by direct or indirect ownership of shares, participation or ownership interests or contract) to direct the voting of the majority of the votes; or

(b)                                 “actual control” over the company or partnership where actual control means having the ability to direct on an ongoing basis the major strategic and major management decisions of the relevant company or partnership, whether through the ability to exercise voting power (directly or indirectly), by contract or otherwise;

Default Interest has the meaning given to such term in the Sale and Purchase Agreement;

Dispute has the meaning given to such term in clause 15.1;

Dollars or US$ means United States dollars, the legal currency of the United States of America;

Earnout Consideration has the meaning given to such term in Schedule 7 to the Sale and Purchase Agreement;

Earnout Income Statement has the meaning given to such term in Schedule 7 to the Sale and Purchase Agreement;

Earnout Period has the meaning given to such term in Schedule 7 to the Sale and Purchase Agreement;

EBITDA has the meaning given to such term in the Sale and Purchase Agreement;

Effective Date means the Closing Date as defined in the Sale and Purchase Agreement;

Expert means a person appointed in accordance with clause 15.1 to decide a Dispute hereunder;

Facilities has the meaning given to such term in the recitals to this Agreement;

Fixed Deferred Consideration has the meaning given to such term in the Sale and Purchase Agreement;

Force Majeure means an act of a public enemy, war (declared or undeclared), threat of war, terrorist act, blockade, revolution or insurrection, to the extent such event results in failure by the Affected Party to perform, or delay in the performance by the

Affected Party, of any of its obligations under this Agreement, provided that no Party shall be relieved by Force Majeure from any obligation to pay money due hereunder;

Force Majeure Termination Payment means the aggregate of:

(a)                                  the Base Case Payout for each of the Earnout Period in which the termination occurred and any subsequent Earnout Periods;

(b)                                 the entire amount of the Fixed Deferred Consideration payable under the Sale and Purchase Agreement in respect of the remainder of the Term; and

(c)                                  any amount in respect of Management Expenses due but unpaid under clause 7.1 and a pro rata amount of Management Expenses for the quarter in which the Termination Date occurs;

Government Official means any of the following or any person employed by or acting for such person:

(a)                                  any officer or employee of a government (other than the U.S. government) department (whether executive, legislative, judicial or administrative), agency or instrumentality of such government, including a regional governmental or municipal body or a government-owned business, or of a public international organization;

(b)                                 any person acting in an official capacity for or on behalf of such government, department, agency, instrumentality, or public international organization;

(c)                                  any candidate for a political or government office or appointee to such office; or

(d)                                 any (other than U.S.) political party outside of the United States,

Gross Negligence means any act or failure to act which seriously and substantially deviates from the Standard of a Reasonable and Prudent Operator and which is in reckless disregard of the harmful consequences of such act or omission and shall not include any error of judgment or mistake by such person in the exercise of any function, authority or discretion;

Growth Capex Plan means the plan for capital expenditure in connection with the Facilities over the Term attached to this Agreement at Schedule 3;

High Target has the meaning given to such term in Schedule 7 to the Sale and Purchase Agreement;

IFRS has the meaning given to such term in the Sale and Purchase Agreement;

Kazakhmys Group means the Parent, the Owners and their respective Affiliates;

Kazakhstan Competition Agency means the Agency of the Republic of Kazakhstan for the Protection of Competition or any successor agency or other regulatory body;

LIBOR has the meaning given to such term in the Sale and Purchase Agreement;

Low Case Payout has the meaning given to such term in the Sale and Purchase Agreement;

Maintenance Capex means capital expenditure beyond that in the Growth Capex Plan relating to the performance of maintenance activities in respect of the Power Station as a result of load factors above those identified in the Business Plan;

Management Expenses has the meaning given to such term in clause 7.1;

Manager Costs means all costs and expenses incurred by or on behalf of the Manager in providing or procuring the provision of the Services, including overhead, offices costs and costs associated with hardware and software, drivers and related expenses and costs of the Manager’s employees (including salary, tax and social security payments, compensation, tax equalisation, benefits, travel expenses and allowances, language training and translation facilities, visa costs, club membership and housing costs);

Manager Failure has the meaning given to such term in clause 8.3;

Manager Proprietary Systems means proprietary products, components, subsystems and other items designated as such by the Manager and owned by the Manager or its Affiliates or sub-contractors or suppliers, including those maintained as trade secrets by their respective owners;

Manager Voluntary Termination Payment means the aggregate of:

(a)           the present value (as at the relevant calculation date), discounted at 10.5% per annum, of the Low Case Payout for each of the Earnout Period in which the Manager’s election under clause 8.2 is made and any subsequent Earnout Periods. For purposes of calculation of this amount, it will be assumed that the payment date of each of the payout amounts occurs on 15 February of the subsequent year of the respective Earnout Period;

(b)           the entire amount of the Fixed Deferred Consideration payable under the Sale and Purchase Agreement in respect of the year in which the Manager’s election is made;

(c)           any amount of Management Expenses due but unpaid under clause 7.1 and a pro rata amount of Management Expenses for the quarter in which the Termination Date occurs; and

(d)           if the actual Capex incurred prior to the date on which the Manager’s election under clause 8.2 is made, in respect of the items of capital expenditure contemplated by the Growth Capex Plan, is less than the aggregate amount of expenditures budgeted in the Growth Capex Plan in respect of those items on which that actual Capex had been incurred prior to such date, 50% of the amount of such shortfall or if more, a deduction shall be made equal to 50% of the amount of such excess (provided that the amount payable or deductible under this sub-paragraph (d) shall not exceed US$25,000,000)

For the avoidance of doubt, the Parent shall not be relieved of any due obligation to pay an Earnout Payment in respect of any Earnout Periods which have expired prior to the date on which the Manager’s election is made, any amount of Fixed Deferred Consideration or Management Expenses in respect of any period which has expired prior to such date or any other amounts which have already fallen due prior to such election.

Manager’s Representative means the representative appointed by the Manager in accordance with clause 5.2;

month and year means a calendar month and calendar year;

Notice of Dispute has the meaning given to such term in clause 15.1;

Operating Year means in the case of the first operating year, the period commencing on the Effective Date and ending on the next 31 December, and in the case of each succeeding operating year the 12 month period between 1 January and 31 December until the last operating year which shall commence on 1 January 2010 and end on the Termination Date;

Owner Accounts has the meaning given to such term in clause 3.33;

Owners has the meaning given to such term in the first section of this Agreement;

Parent Voluntary Termination Payment means the aggregate of:

(a)           the present value, (as at the relevant calculation date), discounted at 10.5% per annum, of the Base Case Payout for each of the Earnout Period in which the Parent’s election under clause 8.1 is made and any subsequent Earnout Periods. For purposes of calculation of this amount, it will be assumed that the payment date of each of the payout amounts occurs on 15 February of the subsequent year of the respective Earnout Period;

(b)           the entire amount of the Fixed Deferred Consideration payable under the Sale and Purchase Agreement in respect of the remainder of the Term;

(c)           any amount of Management Expenses due but unpaid under clause 7.1 and a pro rata amount of Management Expenses for the quarter in which the Termination Date occurs; and

(d)           if the actual Capex incurred prior to the date on which the Parent’s election under clause 8.1 is made, in respect of the items of capital expenditure contemplated by the Growth Capex Plan, is less than the aggregate amount of expenditures budgeted in the Growth Capex Plan in respect of those items on which that actual Capex had been incurred prior to such date, 50% of the amount of such shortfall or if more, a deduction shall be made equal to 50% of the amount of such excess (provided that the amount payable or deductible under this sub-paragraph (d) shall not exceed US$25,000,000).

For the avoidance of doubt, the Parent shall not be relieved of any due obligation to pay an Earnout Payment in respect of any Earnout Periods which have expired prior to the date on which the Parent’s election is made, any amount of Fixed Deferred Consideration or Management Expenses in respect of any period which has expired prior to such date or any other amounts which have already fallen due prior to such election.

Parent’s Appointed Officer has the meaning given to such term in clause 3.9;

Parent’s Representative means the representatives appointed by the Parent in accordance with clause 5.1;

Participant means the holders from time to time of the participation interests in each of the Owners;

Party means any of Maikuben LLP, Maikuben West LLP, Ekibastuz LLP, the Parent or the Manager as the case requires and Parties means all of them;

Permitted Tariff  has the meaning given to such term in the Sale and Purchase Agreement;

Power Purchase Agreement means any contract or other arrangements providing for energy sales (including sales into the pool) entered into by the Manager as agent of Ekibastuz LLP (or by Ekibastuz LLP pursuant to a power of attorney as referred to in clauses 3.15 and 3.16) pursuant to which any party agrees to purchase electricity from Ekibastuz LLP;

Power Station has the meaning given to such term in the recitals to this Agreement;

Procurement Procedure means the procurement procedure attached to this Agreement at Schedule 6 and as developed between the Manager and the Parent from time to time;

Prohibited Payment means any offer, gift, payment, promise to pay, or authorization of the payment of any money or anything of value (in any form) or contract, permit or any other concession, directly or indirectly, which is contrary to Applicable Law or the laws of any jurisdiction to which any Party or any of its Affiliates is subject (including the Foreign Corrupt Practices Act of the United States), and includes any offer, gift, payment, promise to pay, or authorization of the payment of any money or anything of value (in any form) to any Government Official including for the use or benefit of any other person or entity, to the extent that the payor knows or has reasonable grounds for believing that all or a portion of the money or thing of value which was given or is to be given to such other person or entity, will be paid, offered, promised, given or authorised to be paid by such other person or entity, directly or indirectly, to a Government Official, for the purpose of either (A) influencing any act or decision of the Government Official in his official capacity; (B) inducing the Government Official to do or omit to do any act in violation of his lawful duty;

(C) securing any improper advantage; or (D) inducing the Government Official to use his influence with a non-U.S. government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist in obtaining or retaining business or in directing business to any party;

Prohibited Transaction means:

(a)                                  receiving, transferring, transporting, retaining, using, structuring, diverting, or hiding the proceeds of any criminal activity whatsoever, including drug trafficking, fraud, and bribery of a Government Official;

(b)                                 engaging or becoming involved in, financing, or supporting financially or otherwise, sponsoring, facilitating, or giving aid to any terrorist person, activity or organization; or

(c)                                  participating in any transaction or otherwise conducting business with a “designated person,” namely a person or entity that appears on any list issued by the European Union, the United States or the United Nations with respect to money laundering, terrorism financing, drug trafficking, or economic or arms embargoes;

Reasonable and Prudent Operator means a person seeking to perform its contractual obligations and in so doing and in the general conduct of its business exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaging in the same type of business in the same or similar circumstances and conditions, taking into account, without limitation:

(a)                                  the funding available in the Business Plan and the Growth Capex Plan;

(b)                                 the age, nature, location and condition of the Facilities (and the assets comprising the Facilities);

(c)                                  availability and reliability of fuel supply and ancillary facilities;

(d)                                 the interchange of parts between operational and non-operational sections of the Facilities;

(e)                                  the legal, regulatory and operating environment (both formal and informal) for the business in Kazakhstan and to the extent relevant in Russia;

(f)                                    applicable practices previously adopted and as updated from time to time; and

(g)                                 the most economically efficient methods of undertaking the business,

and any references to the “Standard of a Reasonable and Prudent Operator” shall be construed accordingly, provided that the Manager shall be deemed to be acting according to the Standard of a Reasonable and Prudent Operator if it follows the instructions of any Competent Authority;

Relevant Claims has the meaning given to such term in clause 4.8;

Relevant Consents means all permits, licences, permissions and approvals, consents, certificates, notices, filings, lodgements, agreements, exemptions, registrations, declarations and any other forms of authorisations required from any Competent Authority or under any Applicable Law (which shall include all Relevant Consents of an environmental nature or relating to environmental matters);

Sale and Purchase Agreement has the meaning given to such term in the recitals to this Agreement;

Services has the meaning given to such term in clause 3.1;

Service Contracts has the meaning given to such term in clause 3.21;

Service Contract Counterparty means any counterparty to a Service Contract;

Service Costs has the meaning given to such term in clause 7.6;

Standards means has the meaning given to such term in clause 3.1;

Standards of Conduct means the values statement attached to this Agreement at Annex 1 to Schedule 5;

State Procurement Rules means the regulations, rules, guidance directions or measures having similar effect to any of the foregoing of any Competent Authority for the procurement of goods and/or services applicable to any person in which the government of Kazakhstan (or any subdivision, ministry, department, body or agency thereof) has an ownership interest or which it Controls;

Substation has the meaning given to such term in the recitals to this Agreement;

Successor Manager means the person nominated and appointed by the Parent and/or the Owners to succeed the Manager on the Termination Date as manager of the Facilities, if any;

Suspension Event has the meaning given to such term in clause 8.10;

Tariff Freeze has the meaning given to such term in the Sale and Purchase Agreement;

Term has the meaning given to such term in clause 2.2;

Termination Date means 31 December 2010, unless terminated earlier in accordance with the terms of this Agreement;

Termination Payment means the aggregate of:

(a)                                  the Earnout Consideration that would be payable in respect of the Earnout Period in which the relevant event occurs and any subsequent Earnout Periods on the assumption that the EBITDA in the respective Earnout Period was at least equal to the High Target;

(b)                                 the entire amount of the Fixed Deferred Consideration payable under the Sale and Purchase Agreement in respect of the remainder of the Term; and

(c)                                  any amount in respect of Management Expenses due but unpaid under clause 7.1 and a pro rata amount of Management Expenses for the quarter in which the Termination Date occurs; and

(d)                                 US$25,000,000;

Total Consideration has the meaning given to such term in the Sale and Purchase Agreement;

Transition Plan means the plan prepared by the Manager in respect of the last Operating Year relating to preparations for the Owners to continue operation of the Facilities following the end of the Term; and

Wilful Misconduct means the intentional breach by a senior officer of a Party acting by himself or herself or in conjunction with one or more senior officers or through an employee, agent or contractor of that Party, of any obligation of that Party under this Agreement which a Reasonable and Prudent Operator would reasonably consider to be material and excluding any error of judgment or mistake or omission made by any person in the exercise in good faith of any function, authority or discretion.

1.2                                 Save to the extent that the context or the express provisions of this Agreement otherwise require:

(a)                                  words importing the singular shall include the plural and vice versa;

(b)                                 references to persons includes individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(c)                                  references to the words include and including are to be construed without limitation;

(d)                                 any reference to the ordinary course of business shall be construed to take account of applicable practices previously adopted and such changes to business practices as would be implemented by a Reasonable and Prudent Operator in similar circumstances;

(e)                                  references to one gender includes all genders;

(f)                                    any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be amended, modified, consolidated or re-enacted;

(g)                                 references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept is, in respect of any jurisdiction other than England, deemed to include the legal concept or term which most nearly approximates in that jurisdiction to the English legal term

(h)                                 the headings to the clauses are for convenience only and do not affect the interpretation of this Agreement;

(i)                                     references in this Agreement to clauses, sub-clauses, paragraphs and Schedules are unless the context otherwise requires to clauses, sub-clauses, paragraphs of and Schedules to this Agreement;

(j)                                     all references to documents or other instruments include all amendments and replacements thereof and supplements thereto provided that the Party affected thereby has been given notice thereof;

(k)                                  references to Parties or any other person include their successors and permitted assigns and permitted transferees;

(l)                                     all references to any statute or statutory provision shall include references to any statute or statutory provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(m)                               references to any amount in US dollars in this Agreement (including the Schedules) which is to be converted into Kazakh Tenge shall be converted for the purposes of any determination or calculation under this Agreement in respect of, or affecting, the calculation of the Earnout Consideration at the same rate of exchange as applies for the calculation of the Earnout Consideration under the Sale and Purchase Agreement.

2.             TERM

2.1           This Agreement, and the rights and obligations of the Parties hereunder, are conditional upon the occurrence of, and shall come into full force and effect upon, the Effective Date.

2.2           The provision of the Services by the Manager shall commence on the Effective Date and, unless terminated earlier in accordance with the provisions of this Agreement, terminate automatically without notice on 31 December 2010 (the Term), provided that the Manager shall continue to arrange the preparation of the Owner Accounts in respect of the period ending 31 December 2010 and, for up to 90 days after the end of the Term, the Manager shall have all access to the books and records, accounts and other financial, tax and accounting information, employees and other resources of the Owners necessary for such purpose.

3.             THE SERVICES

Services

3.1           The Manager agrees to manage the commercial, administrative, operation, maintenance and capital expenditure activities of the Owners in respect of the Facilities and as part thereof to provide or procure the provision of the services set out in Schedule 1 (collectively, the Services) in each case in accordance with:

(a)                                  the Business Plan and the Growth Capex Plan;

(b)                                 the Standard of a Reasonable and Prudent Operator;

(c)                                  subject to clause 3.35, all Applicable Laws, including without limitation all relevant health and safety legislation and environmental requirements and all Relevant Consents from time to time in force;

(d)                                 the sustainability of the operation of the Facilities following the Term; and

(e)                                  its express obligations under this Agreement,

(together the Standards).

3.2                               The Parent and Owners agree that the Manager shall have absolute and exclusive discretion throughout the Term to decide the manner in which the Facilities are managed and operated and the Services are performed or procured including, without prejudice to the generality of the foregoing:

(a)                                  to make all decisions related to the commercial, administrative (save for the activities outside the responsibilities of the Manager), operation, maintenance and capital expenditure activities at the Facilities including the prices at which supplies are purchased and power and coal is sold) and directing and managing the commercial, administrative, operation, maintenance and expenditure activities of the Owners as legal entities (and their employees, agents and sub-contractors); and

(b)                                 to appoint, direct and instruct such consultants and advisers (including technical, legal or financial consultants or advisers) as the Managers consider appropriate in connection with the provision of the Services, with a view, as a primary goal, to the High Targets described in Schedule 7 to the Sale and Purchase Agreement being achieved or exceeded.  The Manager’s provision or procurement of the Services shall be effected through its instructions and directions to the management, operational, commercial and administrative staff of the Parent and the Owners and the entry into of Service Contracts.

3.3          The Parent and the Owners agree that the Manager shall have exclusive authority to instruct and direct the Owners and their respective employees and officers with respect to the commercial, administrative, operation, maintenance and capital expenditure activities of the Facilities in accordance with this Agreement and the performance of the Services and, for those matters set out in the Participants’ powers of attorney granted under clause 3.16, the Participants.  The Owners shall comply with, and shall cause their employees and officers to comply with, any instruction of the Manager, with respect to instructions relating to the operation of the Facilities, immediately and, with respect to any other instruction of the Manager, within five Business Days of such instruction being issued or less as the context requires.  Any instruction of the Manager shall be final and binding on the Owners, the Participants and their employees, officers, consultants and subcontractors.  If any such instruction of the Manager is not complied with by the Owners, the Participants and their respective employees and officers within such period, the calculation of EBITDA and the Earnout Income Statements under the Sale and Purchase Agreement shall be adjusted to reflect such non-compliance by assuming the amount of EBITDA which would have been generated if the Manager’s instruction had been complied with.

Acknowledgement of Manager’s Absolute Authority

3.4          Each of the Parent and the Owners acknowledges and agrees that it will not, and will ensure that its Affiliates and the Participants will not, seek to direct or manage or influence any decisions relating to the commercial, administrative (save for activities outside the responsibilities of the Manager), operation, maintenance and capital expenditure activities of the Facilities or any aspect of the performance of the Services and will not take any action delegated to the Manager under this Agreement, including in particular the award of or entry into any Service Contract relating to the Facilities as shareholder or otherwise.

3.5          The Manager shall exclusively determine the administrative (save for activities outside the responsibilities of the Manager) and corporate policies and procedures of the Owners and all other policies and procedures relating to the commercial, administrative, operation, maintenance and capital expenditure activities of the Facilities, other than the activities outside the responsibility of the Manager or which are to be undertaken by the Parent, in each case as set out in this Agreement.

3.6          The Parent and the Owners acknowledge and agree that the Manager shall have the complete and absolute right to be provided by the Owners and the Participants with any information in relation to the commercial, administrative (save for activities outside the responsibilities of the Manager), operation, maintenance and capital expenditure activities of the Owners and to review the accounting books, financial reports and all other documents of the Owners and the Participants to the extent relating to the Owner and the Facilities.

3.7          Each of the Parent and the Owners acknowledges and agrees that the Manager shall not be in breach of this Agreement nor have any liability to the Parent or the Owners for the performance of the Services nor be responsible for its failure to perform or procure the Services where such performance or failure results from the events set out at clauses 8.3(i) to (ix).

Appointment of Senior Management

3.8          The Manager shall be exclusively responsible for the selection, hiring, assigning, removing and supervision of staff at each of the Owners (including all present and future employees of the Owners, including in particular the General Director of each Owner but excluding the appointment of the Parent’s Appointed Officers).  Without prejudice to clause 7.6, the Manager shall be entitled to select and hire such persons as it, in its sole discretion, determines are needed for the functions of the Manager and to facilitate the Manager’s performance of the Services.

3.9          The senior management structure of the Owners and the related reporting lines will be implemented in accordance with the structure chart attached as Schedule 7

(Senior Management Structure) to this Agreement.  The Parent shall appoint the chief financial officer and the chief legal officer of each of the Owners (each a Parent’s Appointed Officer), provided that the Manager (acting reasonably and upon reasonable notice) shall be entitled to require on reasonable grounds the Parent to remove and replace any Parent’s Appointed Officer of any Owner within 25 Business Days of the Manager’s written notice requesting his removal.  The General Director and the Parent’s Appointed Officers shall constitute all of and the only senior management of the Owners.  The Parent’s Appointed Officers shall report to the General Director of the relevant Owner and his or her responsibilities shall include the operation of the bank accounts of the Owners, the provision of timely instructions to effect all payments required to be made by the Owners and assisting the Manager in the preparation and updating of, and the reporting requirements for, each Annual Budget.  Any act or omission by a Parent’s Appointed Officer shall constitute an act or omission by the Parent under this Agreement.

Staff

3.10        The Manager shall exclusively determine the employment and compensation policies and procedures applicable to all staff (including all present and future employees of the Owners, including the General Director of each Owner but not the Parent’s Appointed Officers) of each of the Owners provided any changes in such policies and procedures effected during the six month period ending 31 December 2010 shall be subject to the approval of the Owners, such consent not to be unreasonably withheld or delayed.

3.11        The Parties agree that each person employed by any of the Owners as at the date of this Agreement shall, subject to resignation by any employee, remain employed by such Owner after the Effective Date provided that the Manager shall be entitled to exercise its rights under clause 3.9 and 3.10 and the Manager shall be entitled to select and hire its own staff in its sole discretion to perform or procure the performance of the Services. The Parent and the Owners agree that the Owners shall continue for the Term to employ the levels and categories of staff employed by such Owner as at the date of this Agreement, unless otherwise directed by the Manager and that employment levels shall increase in line with the needs of the Business Plan and the operation of the Facility in accordance with and as envisaged by this Agreement.

Training

3.12        At the request of the Parent the Manager agrees to provide, or procure the provision of, in 2010, training services for the benefit of personnel reasonably designated by the Parent’s Representatives in the safe and efficient operation of the Facilities and for such other activities as are reasonably requested by the Parent and the Owners, including developing training procedures and protocols, a training plan for training in all relevant disciplines and activities for personnel involved in the operation and maintenance of the Facilities, a qualification book for all operational and maintenance personnel.  All costs incurred by the Manager in the provision of these training services and development activities (including the salaries and employment costs (of the persons carrying out such training) shall be included in Service Costs and paid by the Owners and excluded from (or be included as an increase in) the calculation of the EBITDA and the Earnout Income Statements under the Sale and Purchase Agreement.

Appointment of Manager as Agent

3.13        Each of the Owners hereby irrevocably appoints the Manager to act as its sole and lawful disclosed agent, in their name and on its behalf, to facilitate the Manager’s management and operation of the Facilities and the performance or procurement of the provision of the Services in accordance with this Agreement.  The Manager accepts its appointment as agent subject to and in accordance with the provisions of this Agreement.  Each of the Owners will take all action reasonably necessary under Kazakhstan law to confirm the appointment of the Manager as its agent with effect from the Effective Date.

Powers of Attorney and evidence of authority

3.14        Each of the Owners agrees to grant and provide to the Manager and keep updated from time to time such documentation (including powers of attorney) as the Manager may reasonably request the Owners to provide in order to evidence the Manager’s absolute and exclusive authority to provide or procure the provision of the Services and to act on behalf of that Owner in each case in accordance with this Agreement.

3.15        In particular, the Owners, on the Effective Date, shall provide and grant to the Manager (and keep updated) a power of attorney in the form attached to this Agreement at Part B of Schedule 4.

3.16        The Parent shall cause each Participant, on the Effective Date, to provide and grant to the Manager (and keep updated) a power of attorney in the form attached to this Agreement at Part A of Schedule 4 and which shall be valid throughout the Term.

3.17        The Manager may take any action or make any decision on behalf of the Participant required to evidence the approval of that Participant to enable the Manager to ensure or facilitate the compliance by the Owners of the Manager’s instructions or to those matters where the approval of the Participant is required in respect of any action or commitment on the part of the Owners.

3.18        [NOT USED].

3.19        The Manager agrees that it may only use the authority granted to it under the powers of attorney provided by the Owners and the Participants under clauses 3.15 and 3.16 in a manner consistent with the provision of the Services and other obligations under this Agreement.  Any denial, cancellation, withdrawal or revocation by the Owners or the Participants of the appointment under clause 3.13 of the Manager as its agent or the power of attorney granted by it to the Manager under clauses 3.14, 3.15 or 3.16 shall entitle the Manager to terminate this Agreement subject to and in accordance with clause 8.7.  If the Manager takes any action in the name of, or on behalf of, any Owner or Participant which breaches in any material respect any limit on the Manager’s powers so to act and as set out in this Agreement, the Manager agrees, upon notice from the Parent, to take such steps, as its own expense, as are reasonably required to remedy such breach and its consequences.

Undertaking of the Parent and Owners

3.20                        Each of the Parent and the Owners undertakes:

(a)                               without prejudice to the rights of the Parent under this Agreement, to co-operate with, support and not to interfere in any way with the Manager in respect of the Manager’s performance or procurement of the Services in accordance with this Agreement;

(b)                              to fund or procure the financing of all of the capital expenditure contemplated by the Business Plan, the Growth Capex Plan and all Service Costs and working capital requirements provided that the Parent and the Owners shall not be obliged to fund or procure the financing of capital expenditure (i) for the items set out in the Growth Capex Plan to the extent such capital expenditure exceeds US$700,000,000 or (ii) for Maintenance Capex exceeding in aggregate US$50,000,000 or (iii) in the case of the Parent to fund or provide financing for Service Costs or working capital requirements in an aggregate amount in any Operating Year in excess of the Budget Limit for that Operating Year, provided that in the case of capital expenditure under (ii) above, the obligation of the Parent to fund such capital expenditure shall be subject to the Manager providing evidence reasonably satisfactory to the Parent that such expenditure cannot be met from the financial resources of the Owners, including the availability of credit facilities;

(c)                               to take all steps necessary (taking into account the Business Plan) to cause their employees, agents, consultants and subcontractors who, in each case, are involved in the operation, maintenance and other activities relating to the Facilities to comply with, and in the case of the Owners only to effect and comply with, the directions and recommendations of the Manager with respect to the operation of the Facilities and its performance or procurement of the Services (including in respect of the Parent, to take and to cause the Participants to take such action as shareholder, participant or member (as applicable) in any Owner (as directed by the Manager) in respect of such matters);

(d)                              without prejudice to the rights of the Parent under this Agreement not to take any action or fail to take any action, and to cause the Participants not to take any action or fail to take any action on behalf of the Owners, which will or could disrupt the operation of the Facilities or the Manager’s performance or procurement of the Services or the Manager in accordance with this Agreement, including:

(i)                  not to transfer or otherwise dispose of the assets of the Facilities (including between the Owners) or the Facilities themselves;

(ii)               (other than by the Manager acting as agent or the Manager exercising its rights under any power of attorney in each case as provided for in this Agreement) not to enter into any Service Contract in respect of the Facilities;

(iii)            not to incur or agree to incur any payment obligation on behalf of the Owners or in respect of the Facilities and (other than by the Manager acting as agent or the Manager exercising as its rights under any power of attorney) not to effect any payment from any Owner from the funds available to the Owner (other than dividends in accordance with clause 7.16, Service Costs in accordance with clause 7.6 and other than on the express instructions of the Manager) unless such amounts are excluded from (or be included as an increase in) the calculation of EBITDA and the Earnout Income Statements under the Sale and Purchase Agreement;

(iv)           (except in accordance with clause Error! Reference source not found.) not to grant or agree to grant any security interest in respect of the assets of the Facilities as part of any financing arrangements;

(v)              not to commence insolvency or liquidation proceedings (or equivalent) in respect of the Participants or the Owners;

(vi)           except as permitted under clause 13.5 not to reorganise or restructure in any way the Owners or the Participants or amend, change or replace the constitutional documents of the Owners; and

(vii)        not to transfer or permit the Owners to acquire new assets or liabilities (other than on the instructions and with the consent of the Manager);

(e)                                  to comply with the terms of any Service Contract and with Applicable Law in all material respects (and with the directions of the Manager regarding compliance with Applicable Law in accordance with clause 3.35);

(f)                                    to disclose to the Manager upon request whether any party to a Service Contract or proposed Service Contract is an Affiliate of the Parent;

(g)                                 in the case of the Parent, not to charge or recharge to the Owners any costs or expenses (other than the reasonable remuneration of the Parent’s Appointed Officers or pursuant to a Service Contract entered into in accordance with clause 3.20(d)(ii)) in respect of the exercise of the rights or performance of its obligations under this Agreement, or if charged or recharged, such costs and expenses, other than such remuneration or pursuant to a Service Contract and taking into account any tax benefits, will be excluded from (or be included as an increase in) the calculation of EBITDA and the Earnout Income Statements under the Sale and Purchase Agreement; and

(h)                                 to comply with and be bound by the instructions and directions of the Manager with respect to the commercial, administrative, operation, maintenance and capital expenditure activities of the Facilities other than for activities outside the responsibilities of the Manager or which are to be undertaken by the Parent, in each case as set out in this Agreement.

Subcontracts; Sales; Procurement

3.21                      Without prejudice to the generality of the other provisions of this clause Error! Reference source not found., but subject to the application of the Standards, each of the Parent and the Owners acknowledge that the Manager has the exclusive right (unless provided otherwise) on behalf of the Owners to negotiate, enter into, vary, terminate or replace:

(a)                                  contracts for the performance or procurement of any part of the Services (including contracts with consultants and all aspects of maintenance and refurbishment);

(b)                                 contracts (including maintenance contracts) providing for capital expenditure in connection with the Facilities;

(c)                                  agreements for the sale, disposal or purchase of equipment and other assets used in or forming part of the Facilities (including for the disposal of scrap metal but excluding any Commodity Contract);

(d)                                 subject to clause 4.3, leasing arrangements and financing arrangements relating to the procurement of assets and equipment (including the granting of charges in connection therewith); and

(e)                                  Power Purchase Agreements, Coal Sales Contracts and other arrangements relating to the trading and sales of energy, coal and coal products including related and/or embedded derivative arrangements relating to any of the foregoing (each being a Commodity Contract),

(collectively, Service Contracts).

3.22                           In respect of any Service Contract for capital expenditure, the Manager shall apply the following procedures:

(a)                                  in the case of a Service Contract which is for capital expenditure in accordance with the Growth Capex Plan and for an amount of less than or equal to US$5,000,000, the Manager shall not be required to submit the proposed Service Contract to the Parent in accordance with the Procurement Procedure nor otherwise require the Parent’s approval for the execution of that Service Contract or for the making of any payments thereunder;

(b)                                 in the case of a Service Contract which is for capital expenditure in accordance with the Growth Capex Plan and for an amount of more than US$5,000,000, the Manager shall be required to submit the proposed Service Contract to the Parent along with evidence that the proposed contract has been procured by or on behalf of the Manager in accordance with the Procurement Procedure, but subject to compliance therewith, shall not otherwise be required to obtain the Parent’s approval for the execution of that Service Contract or for the making of any payments thereunder; and

(c)                                  in the case of a Service Contract which is for capital expenditure not contemplated in the Growth Capex Plan, the Manager shall obtain the prior approval of the Parent (not to be unreasonably withheld or delayed) for the entry into of that Service Contract in accordance with clause 4.1.

3.23                           Subject to clause 3.24, the Manager shall ensure that Service Contracts:

(i)                  shall be on arm’s length terms and in the ordinary course of the relevant Owner’s business and/or trading, and subject thereto on such terms as the Manager may (acting as a Reasonable and Prudent Operator in accordance with the Business Plan) determine (including as to price and duration) and/or on the best terms which are readily available; and

(ii)               shall bind the Parent and the Owners as principal.

3.24                           Subject to the Service Contract approval process set out in clause 4.1, the Manager shall obtain the prior approval of the Parent (not to be unreasonably withheld or delayed) for the entry into of any Service Contract:

(i)                  which has a duration beyond the Term other than:

(A)                              any Commodity Contracts which are entered into in the ordinary course of business during the last Operating Year and which expire within two months after the Termination Date or in the case of any annual Coal Sales Contract within six months after the Termination Date; and

(B)                                any Service Contract entered into for the purchase of ash precipitators for which delivery will be during and after the Term; and

(ii)               which is not within the revenue or expenditure items in the relevant Annual Budget and (save for Commodity Contracts and any Service Contract which is for capital expenditure) under which the amounts payable by the Owners or due to the Owners exceed in aggregate US$1,000,000;

(iii)            which is with an Affiliate of the Manager or AES, other than:

(aa)                            a Commodity Contract subject to such Commodity Contract being on arms’ length terms and entered into in accordance with the Standard of a Reasonable and Prudent Operator (and if requested in writing, provide details thereof); or

(bb)                          a Service Contract entered into for the provision of advisory or audit services by the relevant Affiliate and which provides for the payment of amounts to that Affiliate which when aggregated with other amounts paid or payable under any other such Service Contracts entered into with an Affiliate of the Manager or AES would not exceed US$500,000 in any Operating Year;

(iv)           which is a Commodity Contract for a duration of at least twelve (12) months and for an amount of electrical capacity exceeding 300 MW or is a Commodity Contract for an amount of coal exceeding 500,000 tonnes, in either case, aggregating for the purposes of this clause 3.24 deliveries of electricity or coal, as the case may be, to parties which are known to the Manager to be affiliates;

(v)              for the making by the Owners of any political donation or, except in accordance with the relevant Annual Budget, any charitable donation;

(vi)           for disposal of any material part of the Facilities or assets of the Owners other than under a Commodity Contract entered into in the ordinary course of business or in respect of obsolete or surplus equipment or scrap;

(vii)        being a Power Purchase Agreement, if the tariff under that Power Purchase Agreement would, taking into account the tariff under other existing Power Purchase Agreements, cause the Annual Average Tariff for the then-current Operating Year to exceed 110% of the Permitted Tariff for that Operating Year.

and this clause 3.24 shall apply equally in the case of any variation to a Service Contract which effects any of the foregoing matters.

Consultants

3.25         The Manager may, as agent for and on behalf of the Parent and the Owners, engage and instruct such consultants and advisers (including technical, legal or financial consultants or advisors) as the Manager considers appropriate in connection with the provision of the Services, having regard to the Standard of a Reasonable and Prudent Operator.  The costs of such consultants shall be borne solely by the Owners as part of the Service Costs.

Parent Consents

3.26         The Manager shall obtain the prior approval of the Parent (not to be unreasonably withheld) in relation to the following matters:

(a)                                  the sale or creation of any mortgage, pledge, lien, charge, assignment, hypothecation, priority notice or other security interest in any part of the Facilities (without prejudice to the Manager’s rights under clauses 3.21(c) and (d)) or any part of the interest of the Parent or the Owners in the Facilities (other than retention of title terms in the ordinary course of business); and

(b)                                 the entry into of any Service Contract which is outside of the ordinary course of business.

3.26A      Sales and purchases by the Parent from the Owners will all be on arms length market price terms and consistent with current business practices and contracting terms of the Owners.  The Manager agrees that to the extent surplus power capacity is available for sale by the relevant Owner the Manager will sell, if requested by the Parent, up to 12.5% of available capacity at any point (up to a maximum limit of 300 MW) for a period consistent with current contracting practices at market price and provided such sale does not disrupt the market at that time and provided further such sale does not require the Manager or the Owner to breach any contract, Applicable Laws or Relevant Consent.  The Parent agrees to indemnify the Manager and the Owner for any Costs (as defined in the Sale and Purchase Agreement) as a result of actions by a Competent Authority with respect to such sales.

3.26B      The Parent may require the Manager to implement a Tariff Freeze and following such instruction, the calculation of EBITDA and the Earnout Income Statements under the Sale and Purchase Agreement shall be adjusted to reflect such Tariff Freeze by assuming the amount of EBITDA which would have been generated if such Tariff Freeze had not occurred.

Bank Accounts and cash management

3.27         All amounts received or due to the Owners under the Service Contracts (including relating to sales under any Power Purchase Agreement or Coal Sales Contract) or otherwise shall be held in the bank accounts of the Owners and be available for payment of Management Expenses and Service Costs in accordance with clause 7.

3.28         The chief financial officer as the Parent’s Appointed Officer of each Owner shall have control over the bank accounts of the Owners and their subsidiaries and over the management and movement of money in such accounts (including the currency in which funds are held and/or converted), provided that he or she shall do so in a manner that is consistent with the payment of the Management Expenses and the Manager’s instructions relating to the payment of Service Costs in accordance with clause 7.

Insurance

3.29         The Parent may at any time, if it determines that insurance cover for the Facilities becomes available on commercially reasonable terms, obtain or procure insurance cover for the Facilities or related risks (including the employees, directors and officers of the Owners and the Manager) and the cost of such insurance cover shall be borne solely by the Owners as a Services Cost.  Any proposals for insurance cover for the Facilities shall be provided in advance to the Manager and the Manager may request further information regarding the terms of cover and any requirements of the insurers for providing such cover.  The premium for such insurances (to the extent that such premium exceeds US$2,000,000 in any Operating Year) and any additional costs to be incurred in implementing any such insurances, including any requirements for additional equipment to be installed at the Facilities or changes to operating procedures, shall be borne by the Owners and excluded from (or be included as an increase in) the calculation of EBITDA and the Earnout Income Statements under the Sale and Purchase Agreement.

Business Conduct

3.30         Each of the Parties in performing their obligations in this Agreement, agrees to comply with the Compliance Requirements and acknowledges that the Manager will operate and manage the Facilities in accordance with the Standards of Conduct and the Compliance Program.  The Parent and the Owners agree that, in providing or procuring the provision of the Services, the Manager shall not be under any obligation to act, or omit to act, in any manner which might cause the Manager or the Owners or any of its officers, employees, representatives or agents to be in breach of any of the provisions of the Standards of Conduct and the Compliance Program.

3.31         Each of the Parties agrees that it will, and will ensure that its participants, owners, controlling shareholders, directors, officers, employees or any other person (including any of its Affiliates, contractors, subcontractors, consultants, representatives or agents) shall:

(a)                                  not make a Prohibited Payment to any person or organization either directly or indirectly (through an agent, representative, sub-contractor or other third party) in connection with this Agreement or for the purpose of providing the Service or otherwise;

(b)                                 not engage in a Prohibited Transaction with respect to this Agreement or for the purpose of providing the Service or otherwise; and

(c)                                  comply fully with all applicable laws relating to anti-corruption, anti-money laundering, anti-terrorism and economic sanction and anti-boycott (including the United States Foreign Corrupt Practices Act and other such laws of the United States).

3.32         Each of the Parties agrees that it will not instruct any of its directors, officers, employees or any other person (including any of its Affiliates, contractors, subcontractors, consultants, representatives or agents) to take any action which would be in breach of the obligations in clauses 3.30 and 3.31.

Audit

3.33         Without prejudice to the responsibility of the Parent and the Owners under clause 4.10, the Manager shall arrange for the books and records, accounts and other financial information of the Owners or otherwise relating to the operation of the Facilities (the Owner Accounts) to be prepared from time to time in respect of each Operating Year for annual accounts and semi-annual accounts to be audited by a firm of international accountants as appointed by the Parent pursuant to clause 4.10, provided that notwithstanding the Owner Accounts may be used to calculate EBITDA and the Earnout Income Statements under the Sale and Purchase Agreement the Manager or the Seller shall be entitled to object to any items in the Owner Accounts in case of any dispute relating to such calculations.  The Owner Accounts shall be prepared in accordance with IFRS (to the extent reasonably practicable in the first Operating Year).  The Manager shall have the right at its own cost to audit and/or procure that any third party on its behalf audit the Owner Accounts.

3.34         The Manager and the auditor preparing the Owner Accounts shall have all access to the books and records, accounts and other financial, tax and accounting information, employees and other resources of the Manager, the Owners and the Facilities necessary for the preparation of the Owner Accounts.

Compliance with Applicable Law

3.35         For the period of three months commencing on the Effective Date, the Parties shall consult with each other regarding all potential breaches of Applicable Law or Relevant Consents that may arise or have arisen prior to the Effective Date, in respect of the operation and maintenance of the Facilities and the other activities of the Manager within the Services.  Thereafter the Manager shall direct the Owners to, and otherwise in performance of the Services the Manager shall, comply with all Applicable Laws and Relevant Consents in all material respects, other than in accordance with any approval by the Parent that an act or omission by the Manager or the Owners, as the case may be, shall for the purposes of this Agreement not be regarded as a breach of an Applicable Law or Relevant Consent.

Limits on Authority

3.36         The Parties agree that notwithstanding any other provision of this Agreement which may purport to confer upon the Manager freedom to take certain actions in connection with its rights and obligations under this Agreement, such freedom shall not entitle the Manager to exceed any limits imposed in this Agreement on the Manager’s freedom in performing the Services, operating and maintaining the Facilities and fulfilling its other obligations including without limitation:

(a)                                  the obligation in clause 3.1 to comply with the Standards;

(b)                                 the requirement to obtain the Parent’s consent as provided for in clauses 3.24 and 3.26;

(c)                                  the Manager’s obligation not to exceed the agreed Annual Budget beyond the limits allowed in clause 7.10 without the Parent’s consent.

4.             OBLIGATIONS OF OWNERS AND PARENT

Approval process

4.1           The Parent agrees and acknowledges that its timely approval of any Service Contract or other matter submitted to it by the Manager in accordance with this Agreement is essential for the performance of the Services and agrees to maintain sufficient personnel with appropriate qualifications, experience and availability to consider such matters under this Agreement.  If in respect of any Service Contract or other matter submitted to it by the Manager in accordance with this Agreement, the Parent does not notify the Manager whether or not such Service Contract or matter is approved within 10 Business Days after delivery of such details of that Service Contract or matter as are required to be delivered in accordance with this Agreement (or otherwise such details as the Manager reasonably determines or the Parent reasonably requires are necessary for such approval), the Parent agrees that such

Service Contract or matter shall for all purposes under this Agreement be deemed to be approved by the Parent for and on behalf of itself and the Owners and the Manager shall be entitled conclusively to rely upon such deemed approval in its performance of the Services.

Access to Facilities and Records

4.2           The Parent and the Owners agree that the Manager, its agents, consultants, employees and sub-contractors shall have full and unrestricted access to (i) the Facilities in order to perform or procure the performance of the Services and (ii) the bank accounts and the books and records, accounts and other financial, tax and accounting information of the Owners and the Participants to the extent necessary for the Manager to arrange the preparation of the Owner Accounts.

Financial and Tax Matters

4.3           The Parent and the Owners acknowledge and agree that the Services and the obligations to be performed by the Manager shall not include any tax and treasury matters, activities and functions relating to the Owners, the Facilities and any amount payable under or in connection with this Agreement (including Service Costs payable to any party) or activities associated with defining all tax positions in respect of the foregoing, including the preparation and completion of all tax filings, dealing with tax authorities and resolving any tax related litigation or proceedings and such matters shall be the responsibility of and be carried out by the Owners. Any proposals or agreements relating to (a) the grant of any security interests in respect of the assets of the Facilities as part of any financing arrangement or (b) leasing arrangements and financing arrangements relating to the procurement of the assets and equipment for the Owners shall require the approval of the Manager’s Representative and the chief financial officer as the Parent’s Appointed Officer.

Consents; Dealings with Regulatory Matters; Visas

4.4           The Parent and the Owners acknowledge and agree that the Services and the obligations of the Manager shall include preparing timely submissions, applications and other documentation necessary for obtaining and maintaining all Relevant Consents required from time to time for the commercial, administrative, operation, maintenance and capital expenditure activities of the Facilities in accordance with the Business Plan and capital expenditure in accordance with the Growth Capex Plan.  The Manager shall maintain or procure the maintenance of a register of all such Relevant Consents and shall inform the Owners of actions required to obtain and to maintain such Relevant Consents in full force and effect.  The Manager shall provide all reasonable assistance to the Owners in procuring, obtaining and maintaining Relevant Consents, including, where appropriate, by preparing applications reasonably necessary for the obtaining of such Relevant Consents and providing completed applications to the Parent’s Representative for submission to the relevant Competent Authority.

4.5           The Parent and the Owners acknowledge and agree that the Services and the obligations of the Manager shall not include negotiating and liaising with all Competent Authorities in Kazakhstan (unless the Manager notifies the Owners in writing otherwise and subject to the performance by the Manager of the matters within its responsibility under clause 4.4) with respect to all aspects of the commercial, administrative, operation, maintenance and capital expenditure activities of the Facilities, including:

(a)                                  dealing with any tax authority with respect to the accounts, books and records and other financial information of the Owners and relating to the Facilities;

(b)                                 all environmental permits and enforcement actions and litigation;

(c)                                  all compliance requirements of the Kazakhstan stock exchange;

(d)                                 the proper consideration and issue of all Relevant Consents in Kazakhstan; and

(e)                                  obtaining and maintaining all work permits, visas and other residency and employment requirements from any Competent Authority in Kazakhstan as required from time to time for the employees of the Owners and the Manager.

4.6           If there is any delay or interruption to the performance of the Services or the operation and maintenance of the Facilities as a result of (i) any Relevant Consent, works permit, visa or other residency or employment requirement not being obtained from any Competent Authority as required from time to time for the employees of the Owners and the Manager or (ii) any action or inaction by any Competent Authority, in each case not solely attributable to any failure by the Manager to discharge its responsibilities under clause 4.4 to the extent it is reasonably able to do so acting as a Reasonable and Prudent Operator, the calculation of EBITDA and the Earnout Income Statements in accordance with the Sale and Purchase Agreement shall be adjusted to reflect the consequences of such delay or interruption by assuming the amount of EBITDA which would have been generated if such delay or interruption had not occurred.

4.7           If the Manager is unable to perform or prevented from performing its obligations under this Agreement in all material respects for a period of 30 days for any reason or the Facilities cannot be operated in all material respects for any reason for a period of 30 days due to (i) the failure of the Parent and the Owners to procure, obtain and maintain Relevant Consents and work permits, visas and other residency and employment requirements from any Competent Authority in Kazakhstan as required from time to time for the employees of the Owners and the Manager or (ii) any action or inaction by any Competent Authority in each case not solely attributable to any failure by the Manager to discharge its applicable responsibilities under this Agreement to the extent it is reasonably able to do so acting as a Reasonable and Prudent Operator, a Suspension Event shall be deemed to have occurred under clause 8.10.

Litigation

4.8           The Parent and the Owners acknowledge and agree that the Manager’s responsibilities shall not include, and the Owners shall be responsible for, the conduct of all and any claims (whether existing or arising prior to, on or after the date of this Agreement) made against the Manager, the Owners or the Parent in connection with the Facilities or against the Facilities themselves or in any way impacting the Facilities and heard in the courts of Kazakhstan (Relevant Claims).

4.9           To the extent any Relevant Claim includes the Manager as a party to such claim, the Parent shall consult with the Manager with respect to the conduct of such Relevant Claim and any proceedings relating thereto, provided that (i) the Parent shall not admit liability on the part of the Manager or settle any Relevant Claim affecting the Manager, in either case, without indemnifying the Manager in respect of such Relevant Claim and, in any event, without the written consent of the Manager and (ii) the Manager shall have the right at any time to elect to retain or take control of the conduct of any Relevant Claim involving the Manager and any related proceedings (and including to appoint its own counsel) and the costs of the Manager retaining or taking control of such Relevant Claim shall  (without prejudice to clause 11) constitute Service Costs.

Audit required by Applicable Law

4.10         The Parent and the Owners acknowledge and agree that the Services do not include any responsibility for, and the Owners shall be responsible for, ensuring that the books and records, accounts and other financial information of the Owners or relating to the Facilities are prepared and audited in compliance with IFRS in force from time to time in Kazakhstan, all Applicable Law and requirements of any Competent Authority.  The external auditors of the Owners shall be appointed by the Parents.

Co-operation of the Manager

4.11         Without the Manager having any liability for the performance of the matters excluded from the Services as set out in this clause 4, the Manager shall provide reasonable assistance and co-operation to support the performance by the Parent and the Owners (as the case may be) of their obligations as set out in this clause 4.

Liability of Parent and Owners

4.12         Each of the Owners agree that they shall be joint and severally liable for the obligations of the Owners as set out in this Agreement.  The performance by the Manager of any obligation in respect of any of the Owners shall constitute due performance of that obligation of the Manager to the Owners.

4.13         Subject to clause 3.20(b), the Parent agrees and undertakes to provide to the Owners, or procure the provision of, all necessary financial and other resources so as to enable the Owners perform and discharge in full and on a timely basis all of their obligations under this Agreement to the extent such obligations relate to matters which are not the responsibility of the Manager under the terms of this Agreement or are obligations of the Parent.

4.14         If any of the Owners does not comply with any of its obligations under this Agreement, the calculation of EBITDA and the Earnout Income Statements shall be adjusted in accordance with the Sale and Purchase Agreement to reflect such non-compliance by assuming the amount of EBITDA which would have been generated if the Owners had complied with such obligation.

5.             REPRESENTATIVES

Parent’s Representative

5.1           Without prejudice to the Manager’s absolute discretion to direct the operation of the Facilities, the Parent shall appoint as its representatives up to two persons (which shall not include the Parent’s Appointed Officers) who shall be the sole points of contact for the Manager and shall have full power and authority:

(a)                                  to receive instructions from the Manager in respect of the operation of the Facilities and to act on behalf of the Parent and the Owners in connection with all matters concerning this Agreement and the performance or procurement of the Services; and

(b)                                 to give and receive, on behalf of the Parent and the Owners, any communication or decision on behalf of the Parent or the Owners under this Agreement (but not to amend the terms of this Agreement).  Any such communication or notice so given or notified shall be deemed to be that of the Parent and the Owners and shall bind the Parent and the Owners accordingly.

Manager’s Representative

5.2           The Manager shall appoint as its representative for the Services a person (the Manager’s Representative) who shall be the sole point of contact for the Parent and shall have full power and authority to act and receive any approvals or instructions from the Owners on behalf of the Manager in connection with the operation, maintenance and management of the Facilities and the provision of the Services.

5.3           All day to day communications (whether in writing or by telephone) from the Parent or the Owners to the Manager shall be directed only to the designated Manager’s Representative and any communication from the Parent or the Owners to the Manager not directed to the designated Manager’s Representative shall not constitute delivery to or notification of the Manager unless notified pursuant to clause 20.

Deputies

5.4           Each of the Parent’s Representative and the Manager’s Representative shall appoint a deputy to act in his place during any period of absence. Each such deputy shall be appointed in writing and his appointment copied to the other Parties and during the period of his appointment shall have all the powers of the Parent’s Representative or the Manager’s Representative (as the case may be) save to the extent of any limitation on such powers made known in writing by his appointor to the other Parties. No such limitation shall be such that it is impractical for the relevant deputy to fulfil the functions of the Parent’s Representative or Manager’s Representative, as the case may be. Any revocation of such appointment of a deputy shall be in writing and copied to the other Party.

Changes of Representatives

5.5           Each of the Parent and the Manager shall inform the other in writing of any change in the identity of the Parent’s Representative or, as the case may be, the Manager’s Representative or their respective deputies.

6.             BUSINESS PLAN; GROWTH CAPEX PLAN; ANNUAL BUDGET

Business Plan and Growth Capex Plan

6.1           The Parent, the Owners and the Manager have agreed the Business Plan and the Growth Capex Plan to take effect from the Effective Date which covers the period from the Effective Date to 31 December 2010.  The Business Plan is set out in Schedule 2 to this Agreement and the Growth Capex Plan is set out in Schedule 3 to this Agreement.  Within 30 days after the Effective Date, the Manager will provide the Parent with, and will update as part of each Annual Budget, the work milestones within the parameters of the Growth Capex Plan, subject to the provisos therein.

6.2           The Business Plan and the Growth Capex Plan may not be changed without the consent of the Parent.  The Manager may from time to time prepare and submit to the Parent proposed amendments to the Business Plan and the Growth Capex Plan.  The Parent may also propose to the Manager amendments to the Business Plan and the Growth Capex Plan.  Each proposed revised Business Plan and/or the Growth Capex Plan will be in substantially the same form and contain the same level of detail as set out in the Business Plan attached at Schedule 2 or the Growth Capex Plan attached as Schedule 3 (as the case may be).  If the Manager and the Parent do not agree any proposed amendment to the Business Plan and/or the Growth Capex Plan, the Business Plan set out in Schedule 2 and the Growth Capex Plan set out in Schedule 3 (in either case, with such amendments as previously agreed) shall continue to apply.

Annual Budget

6.3           For a thirty day period after the Effective Date, the Manager and the Parent shall consult and use commercially reasonable endeavours to agree the form of Annual Budget.  Subject thereto, the Manager shall prepare each Annual Budget having regard to the Standard of a Reasonable and Prudent Operator and consistent with applicable practices previously adopted and the proposals of the Parent as to the form of the Annual Budget.  On or before 30 September of each Operating Year (and, in respect of the first Operating Year, within 30 days after the Effective Date), the Manager shall submit for information to the Parent a budget for the following Operating Year (Annual Budget) which shall inter alia:

(a)                                  provide for the financial projections of the Owners’ operating income and expenditure, balance sheets and cashflow (all relating to the Facilities) prepared in accordance with IFRS (to the extent reasonably practicable in the first Operating Year);

(b)                                 provide for planned operating and maintenance activities in respect of the Facilities;

(c)                                  identify the Service Contracts which may be entered into by the Manager as agent of the Owners in respect of that Operating Year; and

(d)                                 identify any variations to the Business Plan.

6.4           Within 15 Business Days of the Manager’s submission of an Annual Budget to the Parent and the Owners pursuant to clause 6.3, the Parent, the Owners and the Manager shall discuss the Annual Budget and shall use commercially reasonable endeavours to agree revisions to the Annual Budget to take account of the comments of the Parent and the Owners.

6.5           The Manager shall not be required to adopt any comment of the Parent or the Owners with respect to the Annual Budget received after the 25th Business Day following the Manager’s submission of an Annual Budget to the Parent and the Owners pursuant to clause 6.3.  If the Parent and the Manager cannot agree the amendments to the Annual Budget, the Annual Budget shall be revised (if necessary) in line with the Business Plan and the Growth Capex Plan and shall apply as amended.  If the Parent and the Owners do not submit comments on the Annual Budget to the Manager within such 25 Business Day period, the Annual Budget shall be deemed approved.

6.6           The amounts set out in the Annual Budget shall be forecast and estimated amounts, according to the projections and estimates of the Manager acting as a Reasonable and Prudent Operator.

7.             PAYMENTS TO MANAGER

Management Expenses

7.1           Throughout the Term of this Agreement, the Owners shall pay the Manager a lump sum amount in reimbursement of the Manager’s costs and expenses (Management Expenses) equal to US$2,000,000 for each Operating Year during the Term, to be paid in arrears by the Owners in four equal instalments of US$500,000 on or before each 31 December, 31 March , 30 June and  30 September of each Operating Year, commencing on 31 March 2008 and the final payment shall be made on 31 December 2010.

7.2           The Manager shall provide evidence of its registration as a branch with the relevant Competent Authority in Kazakhstan and any payment of Management Expenses shall be deferred until such evidence is provided.

7.3           The Manager shall not be required to provide any details of Management Expenses in connection with the amounts due and payable under clause 7.1.

7.4           The Management Expenses shall be paid by the Owners (or the Parent as the case may be) by electronic transfer in cleared funds in Dollars to the account within Kazakhstan designated by the Manager for such purpose without set-off, demand or counterclaim by the Manager and free and clear of all taxes, provided that the Owners or the Parent, as the case may be, may set off against the Management Expenses any amount which is determined in accordance with clause 15.6 to be due and payable by the Manager to any Owner or the Parent.

7.5           Save where the Agreement is terminated before 31 January 2010 and without prejudice to clause 7.2, the Parent and the Owners agree and acknowledge that the Manager shall be entitled to payment of the Management Expenses irrespective of the operation of the Facilities or the Manager’s performance or procurement of the Services and regardless of the occurrence of the events set out at clauses 8.3(i) to (ix).

Service Costs

7.6           All amounts of capital expenditure, operational expenditure, financing costs, staff costs (other than the Manager Costs), overheads or internal costs, expenses and other costs incurred or forecast to be incurred or to become due in respect of the commercial, administrative, operation, maintenance and capital expenditure activities (including insurance) of the Facilities, in each case, incurred in accordance with this Agreement (Service Costs) are the sole responsibility of the Owners.  Without prejudice to the Manager’s right to be paid the Management Expenses pursuant to clause 7.1, the Manager shall be responsible for the Manager Costs.

7.7           The Manager shall be entitled to incur any and all Service Costs as agent for and on behalf of the Owners (including under Service Contracts) or to direct the Owners to incur or become responsible for and pay all Service Costs.

7.8           Notwithstanding any other provision of this Agreement, the Manager shall have no obligation to pay from its own funds or to otherwise fund Service Costs.

7.9           The Manager shall include a summary of the Service Costs (other than Manager Costs or Management Expenses) incurred in the previous month and estimated to be incurred in the next month in each monthly report provided by the Manager under paragraph 12.1 of Schedule 1.

Compliance with Annual Budget

7.10         The Manager agrees that it will obtain the prior approval of the Parent in accordance with clause 4.1 prior to incurring any Service Costs in any Operating Year which would, taking into account remaining expenditure in that Annual Budget, cause the aggregate Service Costs incurred in that Operating Year to exceed the Budget Limit for that Operating Year.

Currency of Payments

7.11         The Management Expenses and amounts due under clause 7.1 shall be paid in Dollars in accordance with clause 7.4.

7.12         All amounts of Service Costs shall be paid by the Owners in the currency in which such Service Costs are incurred by the Owners or by the Manager as agent of the Owners.

Withholding tax and grossing up

7.13         The Parent and the Owners, as the case may be, shall pay all sums payable by it under this Agreement free and clear of all deductions or withholdings unless the law requires a deduction or withholding.  If a deduction or withholding is so required, the Parent or the Owners, as the case may be, shall increase the amount paid by it so that after deducting and withholding any amounts required by Applicable Laws, the net amount the Manager receives shall equal the full amount which it would have received had no deduction or withholding from the original amount been required.

7.14         If any Competent Authority in Kazakhstan brings any sum paid by the Parent or the Owners to the Manager under or pursuant to this Agreement into charge to tax, including value added or goods and services tax and withholding tax but excluding income tax, then the Parent or the Owners, as applicable, shall bear the costs of such tax and shall pay such additional amount as will ensure that the total amount paid under this Agreement, less the tax chargeable on such amount, is equal to the amount that would otherwise be payable under this Agreement if no tax was due and payable in Kazakhstan on the payments pursuant to this Agreement.  The Manager will cooperate with the Parent and Owners to mitigate any tax liability.

Late Payment

7.15         If any payment which becomes due under this Agreement remains unpaid after the due date thereof, such payment shall accrue interest daily at the Default Interest rate specified in the Sale and Purchase Agreement from the date on which payment was due until the date payment is actually received.  The right of any Party to receive interest in respect of the late payment of any sum due shall be without prejudice to such other rights which such Party may have in respect of such late payment.

Dividends

7.16         The Parent and the Owners may declare dividends and make distributions in respect of the shares in the Owners or other instruments providing capital amounts from the Parent or any of its Affiliates to the Owners, in an amount not exceeding the amount available for dividends or other distributions in accordance with Applicable Law less an amount sufficient for the Owners to meet the working capital requirements determined in accordance with the Annual Budget for that Operating Year provided that none of the Parent or the Owners are in default of their respective obligations hereunder at the time of declaring dividends or making distributions and, in any event, the Owners shall notify the Manager at least 5 Business Days before declaring any dividends or making any distributions.

8.             DEFAULT AND TERMINATION

Voluntary Termination by the Parent

8.1           Without prejudice to any claim that the Parent, the Owners or the Manager may have against the other Parties arising out of this Agreement prior to such termination, the Parent may elect to terminate this Agreement on 30 days’ notice to the Manager without cause, provided that the Parent shall (within 30 days of such notice) pay to the Manager an amount equal to the Parent Voluntary Termination Payment which amount shall be treated as part of the Total Consideration payable under the Sale and Purchase Agreement and shall immediately become due and payable by the Parent to the Manager within 30 days of the Parent’s notice of election under this clause 8.1.  Such termination shall take effect and such payment shall become due and payable, notwithstanding any Party may be or become entitled to terminate this Agreement pursuant to any other provision of this Agreement.

Voluntary Termination by the Manager

8.2           Without prejudice to any claim that the Parent, the Owners or the Manager may have against the other Parties arising out of this Agreement prior to such termination, the Manager may elect to terminate this Agreement on 30 days’ notice to the Parent without cause and the Parent shall (within 30 days of such notice) pay to the Manager an amount equal to the Manager Voluntary Termination Payment which amount shall be treated as part of the Total Consideration payable under the Sale and Purchase Agreement and shall immediately become due and payable by the Parent to the Manager within 30 days of the Manager’s notice of election under this clause 8.2.  Such termination shall take effect and such payment shall become due and payable, notwithstanding any Party may be or become entitled to terminate this Agreement pursuant to any other provision of this Agreement.

Termination by the Parent

8.3           If :

(a)                                  the Manager wilfully and intentionally ceases all operation of the Facilities for a continuous period of 30 days or more; or

(b)                                 the Manager fails to provide the Services or performs the Services in a manner which has resulted in material damage to all or a material part of the Facilities for a continuous period of 30 days, or

(c)                                  the AES Credit Support Provider files for bankruptcy under the laws of its jurisdiction of incorporation or makes any composition or arrangement with its creditors and such filing, composition or arrangement has not been discharged within 30 days thereof;

other than, in any case, where such cessation, failure, performance or bankruptcy event is due to or results from:

(i)                  any breach by the Parent or the Owners of any of their respective obligations under this Agreement;

(ii)              circumstances which would result in the Manager or its Affiliates incurring liability for which it is not indemnified by the Parent and the Owners or would constitute breach of the Compliance Programme or would require the Manager to act contrary to the Standard of a Reasonable and Prudent Operator;

(iii)            circumstances beyond the Manager’s control;

(iv)           Force Majeure;

(v)              any Change in Law;

(vi)           the failure for any Relevant Consent or work permit, visa or other residency and employment requirement required for the employees of the Owners and the Manager to be obtained, renewed or maintained, in each case not solely attributable to any failure by the Manager to discharge its responsibilities under clause 4.4;

(vii)        any action or inaction by any Competent Authority in Kazakhstan not solely attributable to any failure by the Manager to discharge its applicable responsibilities under this Agreement;

(viii)     any Relevant Claim or litigation or other proceedings in connection with a Relevant Claim in respect of which a Reasonable and Prudent Operator would act in a similar way;

(ix)             any of the following events:

(A)                              strike, lockout, go-slow, work to rule or other industrial disturbance (other than of the Manager’s own employees);

(B)                                sabotage, act of vandalism;

(C)                                explosions, chemical nuclear or radioactive contamination;

(D)                               mechanical breakdown of equipment at the Facilities and/or maintenance stoppages, whether planned or unplanned;

(E)                                 pressure waves caused by aircraft or other aerial devices travelling at sonic or supersonic speeds;

(F)                                 lightning, fire, storm, flood, extreme weather, earthquake, accumulation of snow or ice or other natural disasters or phenomena; or

(G)                                significant archaeological discoveries at or near the Facilities,

then the Parent may give written notice to the Manager stating that a Manager Failure has occurred and specifying the nature of the Manager Failure and any actions the Parent believes are necessary to remedy such Manager Failure.

8.4           For a period of up to 120 days following a notice given by the Parent and the Owners under clause 8.3 (the Advance Period), the Manager and the Parent and the Owners shall discuss and co-operate to pursue a remedy to the Manager Failure specified in such notice and to identify such changes to the Services as necessary to ensure the continued operation of the Facilities, provided that at any time if the Manager does not agree that a Manager Failure has occurred, the Manager may refer the matter for resolution in accordance with clause 15 and the Advance Period shall not commence until such matter is resolved or determined by an Expert.

8.5           If the Manager Failure subsists for the duration of the Advance Period, then at the end of the Advance Period, the Parent may deliver a further notice to the Manager.  Following receipt by the Manager of such notice given in respect of a Manager Failure identified in clauses 8.3(a) or (b), the Manager shall have 60 days within which to remedy the Manager Failure.  If at the end of such 60 day period, the Manager Failure is subsisting, the Parent shall be entitled to terminate this Agreement forthwith on 10 days’ written notice from the Parent to the Manager.  In the event of a Manager Failure identified in clauses 8.3(c) the Parent and the Owners may terminate this Agreement forthwith.

8.6           If this Agreement is terminated by the Parent under clause 8.5, the Parent shall (within 30 days of the Termination Date) pay to the Manager any due but unpaid amount of the Management Expenses and a pro rata amount of Management Expenses for the quarter in which the Termination Date occurs.

Termination by the Manager

8.7           The Manager shall be entitled (but not obliged) to terminate this Agreement upon seven days notice:

(a)                                  if the Parent fails to pay any amount specified in this Agreement (including the Management Expenses) or fund the Service Costs or any other amount required to be paid on account of the Owners on or before the 30th day following the Manager’s demand for payment to be made in accordance with this Agreement;

(b)                                 if any of the Owners or the Participants denies, cancels, withdraws or revokes the appointment under clause 3.13 of the Manager as its agent or the power of attorney granted by it to the Manager under clauses 3.14, 3.15, or 3.16 and has not reappointed the Manager as its attorney under clause 3.13 within 30 days of such denial, cancellation, withdrawal or revocation or, irrespective of the reappointment of the Manager as attorney under clause 3.13, such event occurs three or more times;

(c)                                  if the Parent fails to comply with the provisions of clauses 3.20 or 4.13 (other than in respect of payments) after receipt by the Parent of written notice from the Manager requiring the Parent to remedy such failure and such failure (if capable of remedy) has not been remedied within 30 days of such notice; or

(d)                                 any Change of Control of any of the Owners or in respect of the Facilities or the completion of any disposition of an interest in the Owners or the Facilities which would result in the State Procurement Rules applying to the Manager, the Facilities or the Manager’s provision of the Services.

Continuation

8.8           Notwithstanding any breach, default or omission by any Party, the other Parties may elect unanimously to continue to treat this Agreement as in full force and effect and to enforce their respective rights hereunder and failure of any Party to exercise any right hereunder including the right to termination shall not be deemed a waiver of such right for any continuing or subsequent default.

Termination Payment; Suspension Event

8.9           If (i) the Manager becomes entitled to terminate this Agreement pursuant to clause 8.7, 8.10 or 9.2 or (ii) the Sale and Purchase Agreement is terminated by the Seller thereunder following breach by the Purchaser thereunder then, the Parent shall (within 30 days of such event) pay to the Manager an amount equal to the Termination Payment which amount shall be treated as part of the Total Consideration payable under the Sale and Purchase Agreement and shall immediately become due and payable by the Parent to the Manager within 30 days of the Manager’s demand.

8.10         If the Manager is unable to perform or prevented from performing its obligations under this Agreement in all material respects for a period of 30 days for any reason or the Facilities cannot be operated in all material respects for any reason (other than due to the occurrence of Force Majeure) for a period of 30 days (including where the Manager’s inability to perform its obligations is due to the occurrence of any one of the events set out in clauses 8.3(i) through (ix) (inclusive other than subclause (iv))), then a Suspension Event shall be deemed to have occurred and the Manager shall notify the Parent and Owners of its belief that a Suspension Event shall have occurred and:

(a)                                  if the Parent notifies the Manager within 15 Business Days of the Manager notifying the Parent and the Owners of its belief that a Suspension Event has occurred that it wishes the Manager to continue to provide the Services notwithstanding the occurrence of such Suspension Event, in addition to all other amounts payable under this Agreement by the Parent and the Owners to the Manager (including the Management Expenses and Service Costs), the Parent shall pay (at the end of each relevant Earnout Period during which the Facilities or the Manager were affected by such Suspension Event but without prejudice to the Manager’s entitlement to the Earnout Consideration in respect of any other Earnout Period) to the Manager the Earnout Consideration that would be payable (on the assumption that the EBITDA in the relevant Earnout Period was at least equal to the High Target) in respect of the Earnout Period in which the Suspension Event occurs and each subsequent Earnout Period during any part of which the relevant Suspension Event is subsisting; and

(b)                                 if the Parent does not notify the Manager that it wishes the Manager to continue to provide the Services within 15 Business Days following the Manager notifying the Parent and the Owners of its belief that a Suspension Event has occurred, then this Agreement shall terminate and the Manager may demand the Termination Payment in accordance with clause 8.9.

Non prejudice to claims

8.11         Termination on the grounds referred to in this clause 8 shall be without prejudice to any claim that the Parent, the Owners or the Manager may have against the other Parties arising out of this Agreement prior to such termination (other than any such prior claim in respect of the calculation of Earnout Consideration where such amounts have been included in full in the Termination Payment payable under clause 8.9).

Disengagement

8.12         Promptly following the Termination Date, the Manager shall hand or deliver to, or relinquish custody in favour of, the Owners or, if applicable, a Successor Manager all amounts to the credit of any bank account managed by the Manager in the name of or as agent or trustee for the Owners in relation to its role as Manager and all books, records and inventories and all property held as agent or trustee for the Owners relating to the commercial, administrative, operation, maintenance and capital expenditure activities of the Facilities. The Manager shall use reasonable endeavours to transfer to the Owners or, if applicable, a Successor Manager, effective as of the Termination Date, any rights it may have as Manager under the Service Contracts.

8.13         If the Owners or the Parent enter into an agreement with a Successor Manager for provision of Services equivalent to the Services following termination of this Agreement, the Manager shall (without prejudice to its rights hereunder) during the last six months of the Term (or any shorter period following execution of such agreement with the Successor Manager), provide reasonable access for such Successor Manager and its representatives to the Facilities and (subject to the Manager’s rights under clause 3.6 and subject to the Successor Manager executing and complying with the terms of a confidentiality agreement in such form as the Manager reasonably requires) documents and information in the Manager’s possession relating to the Facilities.

8.14         The Manager shall, at least 12 months prior to the expiry of the Term, prepare and submit to the Parent and the Owners a Transition Plan.  The Transition Plan shall cover the six months prior to the expiry of the Term and shall be taken account of in the preparation of the Annual Budget for the Operating Year ending 31 December 2010.  The Transition Plan shall provide for the management of the transfer of the commercial, administrative, operation, maintenance and capital expenditure activities of the Facilities from the Manager to a Successor Manager or to the Owners and the migration from that Termination Date of the commercial, administrative, operation, maintenance and capital expenditure activities of the Facilities from the Manager Proprietary Systems to replacement systems and procedures designated by the Parent and the Owners

8.15         In accordance with the Transition Plan, the Parent, the Owners and the Manager shall co-operate within the period prescribed in the Transition Plan prior to the Termination Date (if such date occurs at the expiry of the Term) to complete the Transition Plan.

8.16         In the event of early termination of this Agreement by the Manager or the Parent, the Manager shall if required by the Owners continue to operate the Power Station for a period specified by the Owners but not exceeding 90 days whilst the Successor Manager is installed, including taking the actions contemplated in clause 8.13 for the Successor Manager to understand management of the Owners. During any such period the Manager shall continue to act in all respects in accordance with this Agreement as if the same had not been terminated and the Manager’s obligations hereunder continued during such period. The Owners shall afford the Manager every assistance in redeploying staff or making use of temporary staff to carry out its obligations.

8.17         All costs and expenses of any of the Parties associated with the transfer of the Services and the Manager’s obligations under the Agreement and the Service Contracts to the Owners or, if applicable, a Successor Manager before or after the Termination Date, shall be for the account of the Parent and the Owners and the Parent and the Owners shall reimburse such costs to the Manager on demand, including after the Termination Date.  Any costs and expenses of the Manager associated with the transfer of the Services and the Manager’s obligations under the Agreement and the Service Contracts to the Owners or, if applicable, a Successor Manager before the Termination Date shall be excluded from (or be included as an increase in) the calculation of EBITDA and the Earnout Income Statements under the Sale and Purchase Agreement for the relevant Earnout Period.

9.             CHANGE IN LAW

9.1           The Manager shall not be liable in any way or have any additional responsibility under this Agreement resulting from a Change in Law and the Manager shall be relieved from its obligations under this Agreement to the extent that such obligations are affected by any Change in Law.

9.2           If a Change in Law results in the Manager becoming unable to perform or is prevented from performing its obligations under this Agreement (including procuring the performance of the Services or the Facilities ceasing operations) and the necessary steps have not been taken to amend or disapply such Change in Law so as to remove the relevant restriction within 30 days of that Change in Law coming into effect, then subject to clause 8.10, the Manager shall be entitled to terminate this Agreement and to demand immediate payment by the Parent of the Termination Payment in accordance with clause 8.9.

9.3           If a Change in Law results in the Manager incurring additional costs and expenses either itself or on behalf of the Owners, such costs and expenses shall be excluded from (or lead to an increase in) the calculation of EBITDA and the Earnout Income Statements under the Sale and Purchase Agreement for the relevant Earnout Period.

10.          FORCE MAJEURE

10.1         The Parent, the Owners or the Manager shall be relieved from their obligations under this Agreement to the extent that they are prevented from complying therewith by Force Majeure and for a maximum period no longer than the duration of the event of Force Majeure.

10.2         In the event that any of the Parent, the Owners or the Manager are prevented from performing any part of this Agreement by Force Majeure (the Affected Party) they shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension, the relevant events or circumstances and the delay or default caused thereby or resulting therefrom (or expected so to be caused or to result).  The Affected Party shall use reasonable endeavours to resume the performance of this Agreement as soon as reasonably practicable after the removal of the cause and pending such resumption shall keep the other (non-Affected Party) fully informed of any developments and shall take such action as may be necessary to prevent, limit or mitigate any damage to the Facilities or any loss of output capability, power output or ancillary services from the Facilities.  The non-Affected Party shall use reasonable endeavours to assist the Affected Party in such action as aforementioned.

10.3         Without prejudice to the Manager’s rights under clauses 8.9 and 8.10, in respect of any period during which the obligations of the Parent, the Owners or the Manager, as the case may be, are suspended in accordance with clause 10.1, the Parent shall continue to pay the Manager the Management Expenses and the Owners shall continue to pay the Manager the Service Costs, provided that the Manager shall use its reasonable endeavours and take reasonably practicable means (without prejudicing the delivery of the Services) to reduce the Service Costs during the period that the obligations of the Affected Party are suspended in accordance with clause 10.1.

10.4         Without prejudice to the Manager’s rights under clauses 8.9 and 8.10, if the Manager is unable to perform or prevented from performing its obligations under this Agreement in all material respects for a period of 30 days due to the occurrence of Force Majeure then the Manager may terminate this Agreement by notice and  the Parent shall (within 30 days of such event) pay to the Manager an amount equal to the Force Majeure Termination Payment which amount shall be treated as part of the Total Consideration payable under the Sale and Purchase Agreement and shall immediately become due and payable by the Parent to the Manager within 30 days of the Manager’s demand.

11.          INDEMNITY

Third party indemnity — by Parent and Owners

11.1         The Parent and the Owners shall jointly and severally indemnify and hold the Manager harmless from and against any and all claims, liabilities, costs, damages and expenses of every kind and nature in respect of the sickness, injury or death of any third party and the damage to or destruction of any property of any third party arising directly or indirectly as a result of any act, omission or default of the Owners and their respective agents, consultants, employees or subcontractors (other than the Manager).

Third party indemnity — by Manager

11.2         The Manager shall indemnify and hold the Owners and the Parent harmless from and against any and all claims, liabilities, costs, damages and expenses of every kind and nature in respect of the sickness, injury or death of any third party and the damage to or destruction of any property of any third party arising directly or indirectly during or as a result of any negligence, Gross Negligence or Wilful Misconduct on the part of the Manager or its agents, consultants, employees or sub-contractors.

Hold harmless indemnity by Parent and Owners

11.3         The Parent and the Owners shall jointly and severally indemnify and hold the Manager harmless from and against any and all claims, liabilities, costs, damages and expenses of every kind and nature (including fines, penalties and similar charges) in respect of (i) the sickness, injury or death of any person employed directly or indirectly by the Parent, the Owners, the Service Contract Counterparties and their respective Affiliates and any of its or their sub-contractors and (ii) damage to or destruction of any property or equipment of the Parent, the Owners, the Service Contract Counterparties and their respective Affiliates and sub-contractors and their respective employees and (iii) any actions, proceedings, claims, liabilities, costs, damages and expenses of every kind and nature (either actual or contingent) (including taxes, duties, fines, penalties and similar charges) brought by a third party  and arising out of any action or inaction of the Manager in its capacity as Manager under this Agreement and the provision of the Services pursuant to this Agreement by the Manager, provided that this clause 11.3 shall not apply to sickness, injury or death or damage to or destruction of property or claim to the extent caused by the Gross Negligence or Wilful Misconduct of the Manager or its employees.

Hold harmless indemnity by the Manager

11.4         The Manager shall indemnify and hold the Owners and the Parent harmless from any and all claims liabilities costs damages and expenses of every kind and nature in respect of (i) the sickness, injury or death of any person employed directly or indirectly by the Manager and its Affiliates or any of their sub-contractors and (ii) damage to or destruction of any property or equipment of the Manager and its Affiliates and their respective employees, arising during or as a result of the performance of this Agreement from any act or omission of the Manager, its sub-contractors or their respective employees including but not limited to the negligence of the Manager its sub-contractors or their respective employees provided that this clause 11.4 shall not apply to sickness, injury, death or damage to or destruction of property to the extent caused by the Gross Negligence or Wilful Misconduct of the Parent or the Owners, the Service Contract Counterparties, their respective servants, agents or sub-contractors (other than the Manager).

Indemnity — directors and officers

11.5         Save in those circumstances where exclusions from the indemnities by the Parent and the Owners under clauses 11.1 and 11.3 apply, the Parent and the Owners shall jointly and severally indemnify and hold harmless (to the fullest extent permitted by law) each director, officer, employee, agent and representative of the Manager from and against any and all actions, proceedings, claims, liabilities, costs, damages and expenses of every kind and nature (either actual or contingent) (including taxes, duties, fines, penalties and similar charges) incurred or suffered by him in any way, directly or indirectly, arising out of, related to, or connected with this Agreement or the Facilities or any third party claim for damages arising out of any action or inaction of the Parent or the Owners.

12.          LIMITATION OF LIABILITY

12.1         Except as specifically provided for elsewhere in this Agreement and regardless of whether any remedy, indemnity or warranty (if any) provided in this Agreement fails its essential purpose, the Manager shall not have any liability with respect to its obligations under this Agreement or otherwise howsoever arising including under contract, indemnity, breach of statutory duty or in tort for consequential losses (including the generality of the foregoing, loss of savings or profits, loss of use, loss of data, loss of production, loss of goodwill, loss of contracts or business opportunities, special, indirect, punitive, exemplary or incidental damages) even if it has been advised of the possibility of such damages.

12.2         The Parent and the Owners agree that the Manager’s cumulative liability hereunder arising out of contract, indemnity, tort (including negligence), strict liability, or warranty shall not exceed the aggregate amount of US$10,000,000 in any Operating Year (which amount shall reduce by any claim paid by the Manager to the Parent or the Owners during that Operating Year) or, in respect of any claim or liability as a result of Gross Negligence on the part of the Manager, US$50,000,000 in aggregate and provided that such limitations shall not apply in respect of any claim or liability as a result of Wilful Misconduct on the part of the Manager.

13.          ASSIGNMENT AND TRANSFER OF OWNERSHIP

13.1         No Party shall assign or transfer the benefit or burden of this Agreement without prior written consent of the other Parties, other than pursuant to clause 13.2 (in the case of the Manager) and clause 13.3 (in the case of the Parent and the Owners).

13.2         This Agreement may be assigned or transferred by the Manager to and vested in any Affiliate of AES without the prior written consent of the Parent or the Owners, provided that (a) such assignment or transfer does not result in additional amounts of income tax or withholding tax being payable by the Parent or the Owners including with respect to the payment of the Management Expenses and the Manager has not agreed with the Parent to be responsible for the payment of such additional amount of income tax and withholding tax and (b) any AES Credit Support shall continue in effect in respect of the transferee.

13.3         This Agreement may be assigned by the Parent to an Affiliate of the Parent provided that notwithstanding any such assignment, the Parent shall continue to be liable for all of the obligations of the Parent under this Agreement.

13.4         The Parent and the Manager agree that, following any assignment by any of them of this Agreement to an Affiliate pursuant to clause 13.2 (in the case of the Manager) and clause 13.3 (in the case of the Parent), if the relevant assignee ceases to be an Affiliate of the Parent or the Manager, as applicable, the Parent, the Owners or the Manager, as the case may be, shall procure that the Assignment is re-assigned to the original party to this Agreement or another of its Affiliates.

13.5         The Parent shall be entitled to transfer or otherwise dispose of any equity interest in the Participants or the Owners and in connection therewith to reorganise or restructure the Owners or the Participants or amend, change or replace the constitutional documents of the Owners, provided that:

(a)                                  following such actions, the Parent notifies the Manager of the actions taken in respect of the Owners and Participants and complies with its obligations under clause 3.16 in respect of any new Participant;

(b)                                 if the Manager notifies the Parent that the actions conflict with, or the implementation will conflict with, the performance by the Owners of their obligations under this Agreement or compliance by or on behalf of the Participants with the applicable requirements of this Agreement, then:

(i)                  the Parent shall take such steps as are required to remove such conflict; or

(ii)               the calculation of EBITDA and the Earnout Income Statements under the Sale and Purchase Agreement shall be adjusted to reflect such reorganisation, structuring, amendment, change or replacement by assuming the amount of EBITDA which would have been generated if such conflicts had not been created.

14.          AES CREDIT SUPPORT

14.1         The Manager shall, on or prior to the Effective Date and thereafter during the Term, obtain and maintain in favour of the Parent the AES Credit Support.  The AES Credit Support Provider shall, at the sole election of the Manager, be any of:

(a)                                  AES;

(b)                                 an Affiliate or Affiliates of AES which has or have in aggregate a net asset value of at least US$50,000,000 (determined in accordance with the latest financial statements of that Affiliate at the date of issue of the AES Credit Support); or

(c)                                  a financial institution with a long-term credit rating of not less than “A” by Standard & Poor’s Rating Services, “A2” by Moody’s Investors Service, Inc. (or equivalent).

14.2         The Parent and the Owners acknowledge and agree that the AES Credit Support Provider may be replaced by any substitute AES Credit Support Provider satisfying the criteria set out in clause 14.1(a), (b) or (c) on 10 Business Days’ notice to the Parent.

14.3         The terms and conditions of the AES Credit Support shall in the case of an AES Credit Support Provider which meets the requirements of clause 14.1(a) or (b) as set out in Schedule 8 and in the case of an AES Credit Support Provider which meets the requirements of clause 14.1(c) be in the form of ISP 98 and otherwise on customary terms for an irrevocable standby letter of credit or such other form as is reasonably acceptable to the Parent.

14.4         The Parent agrees that the AES Credit Support shall be for a face amount or otherwise subject to an aggregate limit of liability of US$50,000,000.

15.          DISPUTE RESOLUTION

15.1         In the event of any dispute, controversy or claim arising out of or in connection with this Agreement, including the breach, termination or invalidity of it (Dispute), either the Parent and the Owners on the one hand or the Manager on the other hand may serve formal written notice on the other that a Dispute has arisen (Notice of Dispute).  In respect of any Dispute between the Parent or the Owners and the Manager, representatives of the Parent shall manage the resolution of such Dispute on behalf of the Owners and represent the Owners in respect of such Dispute.

15.2         The Parties shall use all reasonable efforts for a period of 90 days from the date on which the Notice of Dispute is served by one Party on the other (or such longer period as may be agreed in writing between the Parties) to resolve the Dispute on an amicable basis.

15.3         If the parties are unable to resolve the Dispute by amicable negotiation within the time period referred to in clause 15.2, then the Dispute may be immediately referred by any Party to an Expert (acting as an expert and not as an arbitrator) in accordance with the following provisions:

(i)                  the Party wishing to refer a Dispute to an Expert shall give notice to the other Parties in writing giving details of the Dispute to be referred to the Expert;

(ii)               the Expert shall in no event be a national of or reside in either Kazakhstan or the United States of America;

(iii)            the Parent, the Owners and Manager shall endeavour to agree upon the appointment of the Expert;

(iv)           if within 21 days from the date of the written notice referred to in (i) above the Parent, the Owners and Manager fail to reach agreement on the appointment of the Expert the matter shall be referred to the President of The London Court of International Arbitration (the Appointor) who shall be requested to make the appointment of the Expert within 21 days;

(v)              in making the appointment the Appointor shall have regard to the nature of the Dispute which is referred for determination by the Expert;

(vi)           such appointment of the Expert by the Appointor shall be binding on the Parent, the Owners and the Manager;

(vii)        if for any reason the Expert appointed by the Appointor shall be or shall become unable or unwilling to act, then the Parent, the Owners and the Manager shall agree a replacement or in default of agreement within seven days of a notice from one to the other inviting agreement on a replacement Expert, the Appointor shall be requested to appoint a replacement Expert whose appointment shall be binding on the Parent, the Owners and the Manager;

(viii)     the Parent or the Owners on the one hand or the Manager on the other hand shall submit a written statement of not more than 20 pages long on the matters in Dispute (including the nature and a brief description of the Dispute and the nature of relief sought) together with copies of all documents on which it wishes to rely, to the Expert and to the other Parties within 21 days of the appointment of the Expert;

(ix)             the Parent or the Owners on the one hand or the Manager on the other hand shall have the right to submit a written response of not more than 20 pages long to the written statement of the other Party, together with copies of any further documents on which it wishes to rely, to the Expert and to the other Party within 14 days of receipt of the other Party’s written statement;

(x)                if the Parent or the Owners on the one hand or the Manager on the other hand shall fail to submit such written statement to the Expert within the time specified in paragraphs (viii) or (ix) above, or fail to attend any meeting convened by the Expert, the Expert shall proceed with his determination on the basis of the information provided to him by the other Party;

(xi)             the Expert shall act impartially in the conduct of the Expert determination and in reaching his decision;

(xii)          all communications between the Expert and one of the Parties shall be copied simultaneously to the other Parties;

(xiii)       the Expert shall make such enquiries and investigation into the Dispute as he shall think fit in order to decide the Dispute fairly and expeditiously and shall have power to request the parties to provide him with such oral or written statements documents or information as he may determine;

(xiv)      the Expert shall give his decision in writing to the Parent, the Owners and the Manager within 60 days of his appointment (or such longer period as they may agree in writing). The Expert shall have power to order his costs to be paid wholly or partly by the Parent, the Owners or the Manager and in the absence of any order as to costs by the Expert his costs shall be borne equally between the Parent and the Owners on one hand and the Manager on the other;

(xv)         the Expert’s decision shall be in writing and shall be final and binding upon the Parent, the Owners and the Manager and given effect to by them unless and until the Dispute has been referred to arbitration in accordance with clause 15.4, and an award made or settlement reached; and

(xvi)      the time limits in this clause 15.1 may be extended only by agreement in writing between the Parties or, failing such agreement, by the Expert.

15.4         If:

(a)                                  the Expert has made his decision on a Dispute and the Parent, the Owners or the Manager are dissatisfied with it; or

(b)                                 for whatever reason and notwithstanding the foregoing provisions no Expert willing and able to act has been appointed in accordance with the foregoing within 90 days of the initial request by the Parent, the Owners or the Manager to refer a Dispute to an Expert; or

(c)                                  an Expert has been appointed but has failed to give his decision on the Dispute within 60 days of his appointment (or such longer period as the Parent, the Owners and the Manager shall agree in writing), then within 45 days from the date of receiving the Expert’s determination or from the happening of (b) or (c) above any of the Parent or the Owners on the one hand or the Manager on the other hand may give notice to the other that they require the Dispute to be and thereupon it shall be referred to arbitration at the London Court of International Arbitration under the UNCITRAL Arbitration Rules by three arbitrators appointed in accordance with those Rules (as modified, amended or replaced from time to time). The arbitrator shall have full power to open up revise and review any determination of the Expert.

The seat of arbitration shall be London, England.  The language to be used in the arbitral proceedings shall be English.

15.5         If Disputes arise in accordance with the terms of this Agreement on a matter relating to this Agreement in accordance with clauses 15.1 and 15.4 above on a common matter in relation to the Sale and Purchase Agreement then (and provided that the expert determination or arbitration procedures and the relevant time periods allow) such Disputes shall be determined by reference to the London Court of International Arbitration under the UNCITRAL Arbitration Rules by three arbitrators appointed in accordance with those Rules.

15.6         Following any determination of a Dispute by an Expert pursuant to this clause 15 by which either the Parent and the Owners owe an amount to the Manager or the Manager owes an amount to the Parent and the Owner, the party in whose favour the determination has been made by the Expert shall be entitled to demand payment of the relevant amount within 5 Business Days of such determination.  If the relevant Dispute is subsequently referred to arbitration and the arbitral award determines that a different amount is due as between the parties to the dispute, the party from whom the balance is due shall pay such balance within 5 Business Days of the arbitral award.

16.          CONFIDENTIALITY

16.1         For the purposes of this clause 16:

(a)                                  Confidential Information means:

(i)                  (in relation to the obligations of the Parent and the Owners) any information received or held by the Parent and the Owners (or any of its Representatives) relating to the Manager or its Affiliates; or

(ii)               (in relation to the obligations of the Manager) any information received or held by the Manager (or any of its Representatives) relating to the Parent or the Owners;

(iii)            information relating to the performance of the Services and the respective rights and obligations of the Parties under this Agreement; and

(iv)           (in relation to the confidentiality obligations of the Manager) information relating to the Facilities which is not otherwise information within paragraphs (i), (ii) or (iii) above,

and includes written information and information transferred or obtained orally, visually, electronically or by any other means and any and all documents prepared by the Manager (or its Representatives) which contain, reflect or are based upon, in whole or in part, the Confidential Information; and

(b)                                 Representatives means, in relation to a Party, its respective Affiliates and the directors, officers, partners, employees, agents, advisers, accountants, bankers and financing institutions, contractors, sub-contractors and consultants of that Party and/or of its respective Affiliates.

16.2         Each of the Parties shall (and shall ensure that each of its respective Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except (i) as this clause 16 permits or (ii) as the Manager (with respect to Confidential Information held by the Parent and the Owners) or the Parent (with respect to Confidential Information held by the Manager) approves in writing.

16.3         Clause 16.2 and 16.4 shall not prevent disclosure by a Party or its Representatives to the extent it can demonstrate that:

(a)                                  disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) having applicable jurisdiction (provided that the disclosing party shall first inform the other Party of its intention to disclose such information and take into account the reasonable comments of the other Party);

(b)                                 save in relation to information relating to the Facilities, disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c)                                  disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives); and

(d)                                 disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement.

16.4         The Parties shall not (and shall procure that their respective Representatives shall not) disclose to any person the fact that the Confidential Information has been made available to it or any terms, conditions or other facts in connection with this Agreement including their status.

16.5         Each of the Parties undertakes that it (and its Affiliates) shall only disclose Confidential Information to its Representatives if it is reasonably required for purposes connected with this Agreement and the provision of the Services and only if the Representatives are informed of the confidential nature of the Confidential Information.  The Parent undertakes not to disclose any Confidential Information to any Affiliate which has entered into, or intending to enter into, a Service Contract with any Owner and the Parent shall disclose to the Manager details of any such Affiliate from time to time and otherwise promptly upon request by the Manager.

17.          INCORPORATION OF SPA PROVISIONS

Clauses 15 (Announcements), 17 (Non-Solicitation), 20 (Costs), 22 (Conflict with other Agreements), 23 (Whole Agreement), 26 (Waivers, Rights and Remedies) and 29 (Invalidity) of the Sale and Purchase Agreement apply to this Agreement as if they were incorporated into and formed part of this Agreement (and references to “Seller” in such provisions shall be deemed to be references to the Manager and references to “Purchaser” in such provisions shall be deemed to be references to the Parent and the Owners).

18.          FURTHER ASSURANCE

Each of the Parties agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be reasonably required by law or as may be necessary or reasonably desirable for the purpose of vesting in the Manager the full benefit of the assets, rights and benefits to be transferred to Manager under this Agreement.

19.          GOVERNING LAW

Laws of England and Wales

19.1         This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

English language

19.2         All correspondence, notices, communications, instructions, manuals, plant nomenclature and all other matters in relation to this Agreement (other than communications or instructions between the Manager and the Service Contract Counterparties) and any arbitration proceedings arising hereunder shall be in the English language. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

20.          MISCELLANEOUS

Notices

20.1         Any notice to be given under this Agreement shall be in writing.  It shall be served by sending it by fax to the number set out in clause 20.2, or delivering it by hand, or sending it by pre-paid recorded delivery, courier special delivery or registered post, to the address set out in clause 20.2 and in each case marked for the attention of the relevant Party (or as otherwise notified from time to time in accordance with the provisions of this clause 20).  Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a)                                  in the case of delivery by hand, when delivered;

(b)                                 in the case of fax, at the time of transmission;

(c)                                  in the case of prepaid recorded delivery, special delivery or registered post, at 10 a.m. on the second Business Day following the date of posting provided that in each case where delivery by hand or by fax occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.

20.2         The addresses and fax numbers of the Parties for the purpose of clause 20.1 are as follows:

Parent

Attention:	Parent’s Representative
Address:	6th & 7th Floor, Cardinal Place
100 Victoria Street, London, SW1E 5JL

Facsimile:	+44 (0) 207 901 7861

Ekibastuz LLP

Attention:	Parent’s Representative
Address:	c/o Kazakhmys plc
6th & 7th Floor, Cardinal Place
100 Victoria Street, London, SW1E 5JL

Facsimile:	+44 (0) 207 901 7861

Maikuben LLP

Attention:	Parent’s Representative
Address:	c/o Kazakhmys plc
6th & 7th Floor, Cardinal Place
100 Victoria Street, London, SW1E 5JL

Facsimile:	+44 (0) 207 901 7861

Maikuben West LLP

Attention:	Parent’s Representative
Address:	c/o Kazakhmys plc
6th & 7th Floor, Cardinal Place
100 Victoria Street, London, SW1E 5JL

Facsimile:	+44 (0) 207 901 7861

Manager

Attention:	The Directors
Address:	c/o AES Electric Ltd.
37-39 Kew Foot Road
Richmond, Surrey
TW9 2SS, United Kingdom

Facsimile:	+44 20 8332 9078

No Partnership

20.3         Nothing in this Agreement or any of the arrangements contemplated by it shall create or be deemed to constitute a partnership or any other similar type of association between the Parent and the Owners on the one hand and the Manager on the other.

Intellectual Property Rights

20.4         The Manager shall at all times retain sole ownership of the Manager Proprietary Systems.  Following the Effective Date, the possession of the Manager

Proprietary Systems will cease to be with the Owners or any Affiliates of the Owners and will from that date be vested exclusively in the Manager.  Following the Termination Date, the Manager shall be entitled to take possession of the Manager Proprietary Systems and shall assist, in accordance with the Transition Plan, the Parent’s procurement of appropriate systems and procedures to replace the Manager Proprietary Systems.  The Manager shall make available to and hereby licenses the Owners to use free of charge for the duration of the Term the Manager Proprietary Systems and all other Intellectual Property in each case owned by the Manager or its Affiliates which is required in connection with the performance of the Manager’s obligations under this Agreement (the Manager Intellectual Property).  This licence is for the purposes of the operation and maintenance of the Facilities but no other purpose.

20.5         The Manager shall own intellectual property rights and the copyright registered designs and design right in all drawings, reports, specifications photographs and other documents prepared by the Manager and used in connection with the Services but not prepared specifically for or in relation to the Facilities and the Manager grants a royalty free licence therein to the Owners to use and copy such documents for all purposes connected with the operation and maintenance of the Facilities.

Remedies cumulative

20.6         The rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

Amendment

20.7         This Agreement may not be altered, modified, revoked or cancelled in any way unless such alteration, modification, revocation or cancellation is in writing signed by or on behalf of the Parties. This Agreement supersedes any and all other agreements between the Parties, whether written or oral, with respect to the subject matter hereof.

Counterparts

20.8         This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

Contracts (Rights of Third Parties) Act

20.9         A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

IN WITNESS whereof this Agreement was executed the day and year first above written.

SIGNED for and	)	Oleg Novachuk
on behalf of	)
KAZAKHMYS PLC	)

SIGNED by	)	Nikolay Razumov
Nikolay Razumov	)
on behalf of	)	Company Seal
AES EKIBASTUZ LLP	)

SIGNED by	)	Alfiya Jumayeva)
Alfiya Jumayeva	)
on behalf of	)	Company Seal
AES MAIKUBEN LLP	)

SIGNED by	)	Alfiya Jumayeva)
Alfiya Jumayeva	)
on behalf of	)	Company Seal
MAIKUBEN WEST LLP	)

SIGNED for and	)	Fernando O. Gonzalez
on behalf of	)
ALBERICH	)
BETEILIGUNGSVERWALTUNGS	)
GmbH	)

SCHEDULE 1

THE SERVICES

1.             GENERAL

The Manager shall manage the commercial, administrative, operation, maintenance and capital expenditure activities of the Facilities in accordance with the Business Plan and with a view to achieving or exceeding the High Targets described in Part F of Schedule 7 to the Sale and Purchase Agreement.

The Manager’s provision or procurement of the Services shall be effected through its instructions and directions to the management and operational staff of the Parent and the Owners.

2.             SERVICE CONTRACTS

The Manager will enter into Service Contracts as agent on behalf of the Owners and the Parent for the commercial, administrative, operation, maintenance and capital expenditure activities of the Facilities.

The Manager will monitor and direct the ordering, delivery, scheduling, quality control and payments in relation to assets or services procured as part of the commercial, administrative, operation, maintenance and capital expenditure activities of the Facilities.

3.             TRADING AND ENERGY SALES

The Manager shall manage and enter into arrangements on behalf of the Owners relating to the trading and sales of energy, coal and coal products (including related derivative arrangements relating to any of the foregoing).

4.             ADMINISTRATION

The Manager shall be responsible for and have absolute control over the administrative, operational and commercial activities of the Owners and the Facilities and the manner in which the Services are carried out.

5.             AUDITING

5.1           Without prejudice to the responsibility of the Parent and the Owners to prepare and arrange the auditing of the books and records, accounts and other financial information of the Owners and relating to the Facilities under clause 4.10, the Manager shall procure that the Owner Accounts are prepared in accordance with clause 3.33 for each Operating Year.

5.2           The Manager will keep the operational books and records for the Facilities and manage the development of operating guidelines and directives for implementation based on the results of the audits.

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6.             OPERATIONS AND MAINTENANCE

The Manager shall:

6.1           select, hire, assign, remove and supervise staff operating and maintaining the Facilities, notwithstanding that such staff are employed by the Owners;

6.2           create and update an inventory of all equipment and other assets (including spare parts) used or located at the Facilities;

6.3           provide or procure the provision of appropriate technical information and advice relating to the operation and maintenance of the Facilities;

6.4           ensure that adequate training is established in all relevant activities (including emergency measures) for all personnel in accordance with clause 3.12;

6.5           maintain the operation and maintenance manuals and procedures in place as at the Effective Date;

6.6           plan and make decisions relating to outages of operations including outages for planned and unplanned maintenance;

6.7           maintain health and safety manuals and emergency response procedures in place as at the Effective Date;

6.8           conduct periodic safety audits of the Facilities to ensure safety of the operating personnel;

6.9           periodically review the training, operation and maintenance and safety procedures and plans of the Facilities and update as necessary;

6.10         maintain operation and maintenance records;

6.11

(a)           arrange the management and organisation of all maintenance necessary including contracted and subcontracted maintenance, repair and testing services required to carry out preventative maintenance programmes, scheduled inspections, periodic overhauls, unscheduled maintenance and any major breakdown repairs; and

(b)           supervise or procure the supervision of all such maintenance;

6.12         provide or procure the provision of technical engineering support for solving operational and maintenance problems;

6.13         prepare and organise scheduled maintenance programmes including liaising with all relevant third parties;

6.14         procure the performance of and/or attendance at periodic performance tests of the Facilities and recommend any remedial action which the Manager considers

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necessary to correct any operational deficiencies arising from the analysis of the test results or otherwise revealed during operation of the Facilities;

6.15         procure the identification, preparation, negotiation and management of any warranty claims under the Service Contracts;

6.16         monitor all operation and maintenance programmes taking into account the Business Plan;

6.17         procure the carrying out of any generation and other tests as reasonably necessary for the operation of the Facilities;

6.18         exercise the rights of the Owners and procure the performance of the obligations of the Owners on their behalf under the Service Contracts;

6.19         prepare operating information as may be required including performance reports and recordings and facsimile confirmations of notices given under the Service Contracts; and

6.20         maintain a system for staff consultation and liaison including safety matters in-keeping with all statutory requirements.

7.             IMPROVEMENTS

The Manager shall, where reasonably practicable:

7.1           make arrangements to make modifications, capital repairs, replacements and improvements to the Facilities and components thereof which would enhance the performance of the Facilities and cause the same to be implemented;

7.2           identify known defects in the Facilities and liaise with all relevant parties and monitoring the correction (as the case may be) of all such defects which are the subject of a warranty claim.

8.             ANNUAL BUDGET

The Manager shall prepare and submit the Annual Budget to the Parent and the Owners in accordance with clauses 6.3 to 6.6.

9.             INSURANCE

The Manager shall obtain or procure such insurance cover as is required under Applicable Law including insurance for workman’s compensation and motor vehicle liability insurance.

10.          MANAGEMENT INFORMATION SYSTEMS

The Manager shall maintain or procure the maintenance of information systems which fall within the Manager’s responsibilities to facilitate office administration, including purchasing, accounting, and inventory, and in this regard, the Manager shall maintain or procure the maintenance of appropriate software systems and implement or procure the implementation of new software.

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11.          ADMINISTRATION SERVICES

11.1         The Manager shall perform or procure the performance of the following activities, as required in the Manager’s discretion:

(a)                                  provision and maintenance of all office services and supplies, temporary building hire and software;

(b)                                 operating an invoicing and payment system;

(c)                                  identifying the need for and appointing external consultancy, legal services or support services; and

(d)                                 acting as the Owners’ representative in meetings and committees.

12.          REPORTS

All reports shall be prepared in accordance with IFRS standards (to the extent reasonably practicable in the first Operating Year) and have accompanying management commentary.

Monthly Report

12.1         The Manager shall provide the Parent and the Owners with a monthly report by the 7th Business Day of the next month. This monthly report shall be in such form as the Parent reasonably requires and incorporate operational, commercial and technical information only and shall include:

(a)                                  a summary of Service Costs incurred in the past month and estimated to be incurred in the next month, with details of any variance in those Service Costs against the applicable Annual Budget;

(b)                                 a summary of capital expenditure within the Growth Capex Plan and capital expenditure not included in the Growth Capex Plan but necessary in connection with ensuring the continued provision of the Services or to achieve the overriding goal of achieving or exceeding the High Targets described in Schedule 7 to the Sale and Purchase Agreement;

(c)                                  all major repairs or maintenance performed on the Facilities or any portion thereof within the previous month and all major repairs or maintenance work projected during the next month, together with the projected time schedule for such intended major repairs or maintenance;

(d)                                 areas of major interest including efficiency performance and areas of shortfall, output performance and areas of shortfall;

(e)                                  information relating to staff and industrial relations;

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(f)                                    safety and accident statistics for the Facilities;

(g)                                 details of any Commodity Contract entered into for the sale of electricity with a capacity exceeding 100 MW; and

(h)                                 a summary of any Service Contracts entered into in that month.

The Manager shall also provide a preliminary monthly report within two Business Days after the end of the month with regard to production and sales data, financial summary and health and safety data.

Annual Report

12.2         The Manager shall supply the Parent and the Owners with an annual report for the previous Operating Year by 28 February of each Operating Year and 2011.

This annual report shall incorporate operational, commercial and technical information only and shall include:

(a)                                  a summary of that year’s Service Costs;

(b)                                 a summary of that year’s repairs and maintenance;

(c)                                  a summary of capital expenditure within the Growth Capex Plan and capital expenditure not included in the Growth Capex Plan but necessary in connection with ensuring the continued provision of the Services or to achieve the overriding goal of achieving or exceeding the High Targets described in Schedule 7 to the Sale and Purchase Agreement;

(d)                                 a summary of the Facilities’ performance and operation including monthly efficiency, availability, load factor, reliability, mine productivity and recovery rates;

(e)                                  an annual financial report and management accounts including performance against the Business Plan; and

(f)                                    a summary of the use of auxiliary services including power and water.

Quarterly Report

12.3         The Manager shall supply the Parent and the Owners with a quarterly report for the quarterly period within 30 days following the end of the relevant quarter which shall include:

(a)                                  update to financial and operational data previously provided;

(b)                                 an explanation of material variations in such data; and

(c)                                  a detailed financial report on income statement, balance sheet and cashflow movements for the quarter and against the Annual Budget.

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Claims information

12.4         The Manager shall notify the Parent, promptly upon becoming aware thereof, of any Relevant Claims and in any event within five Business Days of receiving notice of any Relevant Claim.

Quarterly meetings

12.5         The Manager shall ensure that appropriate senior management of the Owners (including the General Directors of the Owners) and the Manager’s Representative shall attend meetings with the Parent’s Representatives upon reasonable prior written notice and at reasonable intervals.

12.6         The Manager shall attend meetings with the Parent and Owners on a quarterly basis in each Operating Year at such location as the Parent may reasonably request, to discuss the contents of the prior monthly reports for the relevant quarter and any variations of revenues and expenditures during that quarter compared to the relevant Annual Budget and to provide such further information as is reasonably available to the Manager’s Representative regarding the Facilities.

General Information

The Manager shall provide the Parent and Owners with such information held by the Manager in relation to Services and Facilities as the Owners may reasonably request, including full support as required for any statutory or regulatory reporting.  This obligation shall survive the expiry of the Term.

The Manager shall notify the Parent promptly upon receiving any instruction from a Competent Authority to act in a manner which the Manager believes is contrary to the Standard of a Reasonable and Prudent Operator.

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SCHEDULE 2

BUSINESS PLAN

1

SCHEDULE 3

GROWTH CAPEX PLAN

2

SCHEDULE 4

FORMS OF POWER OF ATTORNEY

Part A

FORM OF POWER OF ATTORNEY (PARTICIPANT)

This power of attorney is made on [DATE] by [NAME OF PRINCIPAL] [a company duly registered in **                    , with the registration number **                    , whose registered office is at] [ADDRESS] (Principal),

1.             APPOINTMENT AND POWERS

The Principal appoints [ALBERICH BETEILIGUNGSVERWALTUNGS GmbH] [a company duly registered in **                    , with the registration number **                    , whose registered office is at] [ADDRESS] (Attorney) and in the Principal’s name or otherwise and on its behalf:

1.1           To consider, settle, approve, sign, execute, deliver and/or issue all agreements, documents, certificates and instruments (all whether as a deed or not) which the Attorney in its absolute discretion considers desirable in connection with the management of the commercial, administrative, operation, maintenance and capital expenditure activities (Services) of [AES Ekibastuz LLP][AES Maikuben LLP][Maikuben West LLP] in which the Principal holds the participation interest (Company) in respect of the [Ekibastuz coal-fired thermal power station and the substation adjacent to the power station, each located in Pavlodar Oblast in northeastern Kazakhstan][the Maikuben coal mine located in Pavlodar Oblast] (the Facility), including without limitation any:

(a)                                  contracts for the performance or procurement of any part of the Services (including contracts with consultants and all aspects of maintenance and refurbishment);

(b)                                 contracts (including maintenance contracts) providing for capital expenditure in connection with the Facility;

(c)                                  agreements for the sale, disposal or purchase of equipment and other assets used in or forming part of the Facilities;

(d)                                 leasing arrangements and financing arrangements relating to the procurement of assets and equipment (including the granting of charges in connection therewith); and

(e)                                  power purchase agreements, coal sales contracts and other arrangements relating to the trading and sales of energy, coal and coal products (including related and/or embedded derivative arrangements relating to any of the foregoing), (collectively, Contracts).

3

1.2           To take any steps or do any thing which the Attorney in its absolute discretion considers desirable in connection with the implementation of the Services or the implementation and/or execution of the Contracts.

1.3           To appoint one or more persons to act as a substitute attorney for the Principal and to exercise one or more of the powers conferred on the Attorney by this power of attorney and revoke any such appointment.

1.4           To appoint the General Director of the Company and such other persons as the Attorney, in its sole discretion, determines are needed for the functions of the Attorney and to facilitate the Attorney’s performance of the Services which persons shall have ability to act on behalf of and bind the Company without further action.

1.5           To the extent necessary or desirable to exercise the Attorney’s rights and perform or procure the performance of the Attorney’s obligations under the Agreement and the Services:

(a)                                  to act on the Principal’s behalf at general meetings of the participants in the Company or take decisions as the sole participant of the Company, if applicable;

(b)                                 to approve on behalf of the Principal any action of the Company requiring the Principal’s approval or ratification, including the entry into of any of the Contracts; and

(c)                                  to take all decisions reserved for the Principal under Applicable Law and the foundation documents of the Company, including:

(i)                    to approve the entry into of agreements by the Company;

(ii)                   to establish, change and/or terminate the authority of the Company’s executive body, the supervisory council or any other body of the Company;

(iii)                to dispose of the assets of the Facility;

(iv)               to approve or change the policies, staffing and structure of the Company; and/or

(v)                  to direct the employees of the Company;

1.6           To take any action or make any decision on behalf of the Principal required to enable the Attorney to exercise its rights or perform its obligations under the Agreement or to facilitate the Company’s compliance with its obligations under the Agreement.

1.7           To take any action, including actions which require notary’s certification, execute and deliver any agreement, contract, letter, application or other document, or make any decision on behalf of the Principal required to enable the Attorney to exercise its rights or perform its obligations under the Agreement or to facilitate the Owner’s compliance with its obligations under the Agreement.

4

2.             VALIDITY

The Principal declares that a person who deals with the Attorney in good faith may accept a written statement signed by that Attorney to the effect that this power of attorney has not been revoked as conclusive evidence of that fact.  Any party may rely on this power of attorney as complete evidence of the Attorney’s right to approve actions of the Company on behalf of the Principal.

3.             JURISDICTION

This power of attorney (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this power of attorney or its formation or any act performed or claimed to be performed under it) shall be governed by and construed in accordance with the legislation of the Republic of Kazakhstan.

4.             TERM

The present power of attorney shall be valid until [31 December 2010].

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Signed by [NAME OF PRINCIPAL] acting by [NAME OF THE PERSON AUTHORISED TO SIGN THIS DOCUMENT ACCORDING TO THE CHARTER OF THE PRINCIPAL]

……………………………………

[SIGNATURE OF THE AUTHORISED PERSON]

Name:

Title:

[COMPANY STAMP OF THE PRINCIPAL]

5

Part B

FORM OF POWER OF ATTORNEY (OWNERS)

This power of attorney is made on [DATE] by [NAME OF OWNER] [a company duly registered in **                    , with the registration number **                    , whose registered office is at] [ADDRESS] (Principal),

1.             APPOINTMENT AND POWERS

The Principal appoints [ALBERICH BETEILIGUNGSVERWALTUNGS GmbH] [a company duly registered in **                    , with the registration number **                    , whose registered office is at] [ADDRESS] (Attorney) and in the Principal’s name or otherwise and on its behalf:

1.1           To consider, settle, approve, sign, execute, deliver and/or issue all agreements, documents, certificates and instruments (all whether as a deed or not) which the Attorney in its absolute discretion considers desirable in connection with the management of the commercial, administrative, operation, maintenance and capital expenditure activities (Services) of the Principal in respect of the [Ekibastuz coal-fired thermal power station and the substation adjacent to the power station, each located in Pavlodar Oblast in northeastern Kazakhstan][the Maikuben coal mine located in Pavlodar Oblast] (the Facility), including without limitation any:

(a)                                  contracts for the performance or procurement of any part of the Services (including contracts with consultants and all aspects of maintenance and refurbishment);

(b)                                 contracts (including maintenance contracts) providing for capital expenditure in connection with the Facility;

(c)                                  agreements for the sale, disposal or purchase of equipment and other assets used in or forming part of the Facilities;

(d)                                 leasing arrangements and financing arrangements relating to the procurement of assets and equipment (including the granting of charges in connection therewith); and

(e)                                  power purchase agreements, coal sales contracts and other arrangements relating to the trading and sales of energy, coal and coal products (including related and/or embedded derivative arrangements relating to any of the foregoing),

(collectively, Contracts).

1.2           To take any action or take any decision on behalf of the Principal  required (in the Manager’s sole discretion) to enable the Manager to exercise its rights or perform its obligations under this Agreement or to facilitate the Owner’s compliance with its

6

obligations under this Agreement and do any thing which the Attorney in its absolute discretion considers desirable in connection with the implementation of the Services or the implementation and/or execution of the Contracts.

1.3           To appoint one or more persons to act as a substitute attorney for the Principal and to exercise one or more of the powers conferred on the Attorney by this power of attorney and revoke any such appointment.

1.4           To appoint the General Director of the Principal and such other persons as the Attorney, in its sole discretion, determines are needed for the functions of the Attorney and to facilitate the Attorney’s performance of the Services which persons shall have ability to act on behalf of and bind the Principal without further action.

1.5           To act on behalf of the Principal and consider, settle, approve, sign, enter into, execute, deliver and/or issue all Contracts, agreements, documents, certificates and instruments (all whether as a deed or not) which the Attorney in its absolute discretion considers desirable in connection with the provision of the Services including without limitation any Contracts on behalf of the Principal without any approval or ratification by the board of directors or officers of the Principal.

1.6           To make all decisions relating to the commercial, administrative, operation, maintenance and capital expenditure activities of the Principal, including:

(a)                                  to approve the entry into of any Contract;

(b)                                 to dispose of or grant charges in respect of the assets of the Facility;

(c)                                  to approve or change the policies, staffing and structure of the Principal; and/or

(d)                                 to direct the employees of the Principal.

2.             VALIDITY

The Principal declares that a person who deals with the Attorney in good faith may accept a written statement signed by that Attorney to the effect that this power of attorney has not been revoked as conclusive evidence of that fact.  Any party may rely on this power of attorney as complete evidence of the Attorney’s right to approve actions of the Principal.

3.             JURISDICTION

This power of attorney (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this power of attorney or its formation or any act performed or claimed to be performed under it) shall be governed by and construed in accordance with the legislation of the Republic of Kazakhstan.

4.             TERM

The present power of attorney shall be valid until [31 December 2010].

7

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Signed by [NAME OF PRINCIPAL] acting by [NAME OF THE PERSON AUTHORISED TO SIGN THIS DOCUMENT ACCORDING TO THE CHARTER OF THE PRINCIPAL]

……………………………………

[SIGNATURE OF THE AUTHORISED PERSON]

Name:

Title:

[COMPANY STAMP OF THE PRINCIPAL]

8

SCHEDULE 5

STANDARDS OF CONDUCT

Compliance with the Law

Each Party will follow all laws, and regulations that govern their obligations.

Public Disclosures

Each Party will provide full and accurate information about financial and operational issues to government agencies. All reports and documents submitted to regulatory authorities or other government agencies, and all public communications, will include full, fair, accurate, timely, and understandable disclosures.

Insider Trading

Each Party will not use non-public information about other companies (including the Owners) for personal benefit, will not trade securities base on such information, and will not provide such information to others.

Anti-Corruption

Each Party is committed to compliance with international anti-corruption laws and standards, including the United States Foreign Corrupt Practices Act, the United Nations Convention against Corruption and the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business. Each Party will not offer money or any other benefit directly or through another party to any government official in order to influence decisions, obtain or retain business, or secure any improper advantage.

Each Party will not provide financial support or assistance to anyone engaged in criminal activity.

International Trade Activities

Each Party will follow all applicable laws, regulations, and restrictions when importing or exporting goods, information, software, or technology. Each Party will also abide by applicable anti-boycott laws.

Fair Competition

Each Party will not make formal of informal agreements with its competitors regarding prices, production or inventory levels, bids, or allocation of markets, customers, or suppliers.

Gifts and Entertainment

Each Party will avoid offering, soliciting or accepting gifts, entertainment, favours or other benefits or advantages that may be misinterpreted as improperly compromising its judgment or obligating the Party in any way.

9

Political Activities

When a Party’s businesses participate in political activities and advocacy efforts aimed at influencing legislative, regulatory, or other government policy matters, they will follow all applicable laws and regulations regarding interaction with government officials. All arrangements with outside parties engaged to undertake such activities on behalf of that Party must also comply with the law.

Corporate Records

Each Party will create truthful and complete business records and supporting detail. This duty includes financial and accounting data and information regarding transactions, as well as documentation of business travel and entertainment expenses or other payments made on behalf of the Party.

Each Party will properly label and handle confidential, sensitive, and proprietary information and will maintain documents, including electronic records.

10

ANNEX 1 TO SCHEDULE 5

VALUES STATEMENT

11

SCHEDULE 6

PROCUREMENT PROCEDURE

12

PROCUREMENT PROCEDURE

No	Process flow	Control
1	Initiating requests for materials, equipment, supplies and services

Define material needs and complete a standard material requisition form. The form includes the specification of the requested  material, quantity, expense code and the terms of the requisition. The completed form gets signed off the by the initiator of the request and is approved as follows:

1.     Workshop supervisor

2.     Budget accountant to ensure that the purchase is within the budget and the correct cost code was used for coding

Purchase limits (e.g., budgets, not-to-exceed limits, ceilings) are established for each requisition
	3. Head of the procurement department	Purchase requisitions are reviewed and approved

4.      Final approval: either General Director or Production Director. No approval limits exist; more material requisitions get approved by the General Director but if the general director is not available, production director can approve as well.

Standard purchase requisition forms are used

	Cost codes have the following 4 required fields: • Cost center • Object • Sub-object • Project	Purchase requisitions are reviewed and approved

2	Registration of requisition forms

All approved requisition forms are sent to the Procurement Department where they get numbered and registered in the
Requisitions Registration Journal.  The journal is a book which has the following fields:

1.     Requisition number

2.     Date of registration in the journal

3.     Production workshop which initiated the requisition

All required requisition information is complete prior to review and approval

4.        Brief description and specifications of the requisitioned materials

5.     Terms of delivery

6.     Name of the final approver

7.     Name of a procurement economist who is assigned with a purchasing responsibility.

After review and approval, the requestor cannot change the requisition unless such changes are explicitly instructed by the reviewer/approver

The journal exists only for recording requisitions. It is not used for tracking the status of the requisitions.
Approved, numbered and registered requisition forms are filed in a binder by production workshop.

3	Supplier selection / monitoring approved suppliers. Maintenance of the supplier list

Each procurement economist handles purchases of certain materials and inventory.  Based on the received requisition forms procurement economists prepare a Request for Price Quotation in which they include any special information about the purchase (required delivery terms, etc.).

The Request for Price Quotation is either faxed or emailed (scanned document) to suppliers who supply needed

13

No	Process flow	Control
materials. All requests are registered in the Requests Registration Journal.

Price quotations from suppliers also arrive either via fax or email.

Based on received price quotations, the procurement economist prepares a Price Analysis. This analysis lists all received price offers, prices for requested materials, delivery distance, time of delivery and indicates the most optimal supplier for the purchase.

A package of the Price Analysis along with the attached price quotations from suppliers is signed by the procurement economist (the preparer) and is approved by the head of the procurement department.

	The supplier selection process is not limited to existing suppliers. For each purchase, the procurement does the price analyses and does not limit itself to already approved suppliers.	Management has established competitive selection objectives (e.g., price, quality, timeliness, etc.)

New suppliers are found via Internet, newspaper advertisements, magazines, etc.  Before starting to work with a new supplier,  the procurement economist requests legal documents of the supplier which include the following:

  Tax registration document
  Statistics card (a registration in the government agency responsible for statistics)
  Charter
Competitive supplier selection decisions are documented, reviewed and approved
	Registration for collection of VAT Registration with the State	Routine purchases that require competitive supplier selection are periodically re-bid

	In addition to checking the legal documents, the procurement economist searches Internet for information about the supplier (www.compromat.ru, www.yandex.ru and other websites).	Management has established a qualified/approved and current Supplier List, which should include company name, address, contract numbers, etc.

New suppliers are approved every time the business selects a supplier they have not worked with before and enters into an agreement with them.

Supplier Addition Form is prepared based on the documentation received from the supplier and is a basis for entering supplier information into 1C database where the supplier list is maintained.  The form is prepared by Procurement economist and approved by Production Director.

Supplier qualification is reviewed and approved in accordance with management's criteria

Fixed Assets / Inventory accountant adds a supplier in 1C accounting system and signs a Supplier Addition Form. Their signature indicates that the supplier was added in 1C list of counterparties. All supplier addition forms are filed in the binder maintained by Fixed Assets / Inventory accountant.

Per procurement economist, there were no instances of the removal of suppliers from the supplier list 1C. The list is not reviewed. Once the suppliers are added, they are not removed from the list.

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SCHEDULE 7

SENIOR MANAGEMENT STRUCTURE

PARENT (KAZAKHMYS) REPRESENTATIVES - "THE BOARD"
Reporting as per Management Agreement
AES MANAGEMENT PROVISION (AES EMPLOYEES)
CEO
CEO Support; Commercial; construction advice; administration
Control as per Management Agreement
EMPLOYEES OF ACQUIRED COMPANIES
OWNER
GD
CFO[1]
All owner employees
OWNER
GD
CFO[1]
All owner employees
OWNER
GD
CFO[1]
All owner employees

[1] Nominated by Kazakhmys

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SCHEDULE 8
FORM OF AES CREDIT SUPPORT (CORPORATE)

THIS GUARANTEE is made on  [             ]

BY:

(1)           [                     ] (the Guarantor); and

IN FAVOUR OF:

(2)           KAZAKHMYS PLC of 6th and 7th Floor, Cardinal Place, 100 Victoria Street, London SW1E 5JL (the Beneficiary)

(each a Party and together the Parties).

WHEREAS:

(A)          Anturie Beteiligungsverwaltungs GmbH, has agreed to sell and Kazakhmys Power B.V. an affiliate of the Beneficiary, has agreed to buy certain entities (including AES Ekibastuz LLP, AES Maikuben LLP and Maikuben West LLP (the Owners)) pursuant to the Sale and Purchase Agreement between Anturie Beteiligungsverwaltungs GmbH and Kazakhmys Power B.V. dated [•] February 2008 (the Sale and Purchase Agreement).

(B)           At the same time as the sale and purchase of the Owners, Alberich Beteiligungsverwaltungs GmbH (the Manager), the Owners and the Beneficiary have agreed to enter into a management agreement (the Management Agreement) dated on or about the date of the Sale and Purchase Agreement pursuant to which the Manager has agreed to provide or procure the provision of certain management services to the Owners and the Parent and the Owners have agreed to use the Manager to exclusively manage the commercial, administrative, operation, maintenance and capital expenditure activities of the Facilities until 31 December 2010 with a view inter alia to maximising EBITDA.

(C)           In connection with the Manager’s entry into of the Management Agreement, the Guarantor is entering into this Guarantee to guarantee certain of the Manager’s obligations under the Management Agreement to the Parent on the terms set out in this Guarantee.

IT IS HEREBY AGREED AS FOLLOWS:

Interpretation

1.             The terms defined in clause 1 of the Management Agreement shall bear the same meanings when used in this Guarantee.  Clause 1.2 (Interpretation) of the Management Agreement shall apply to this Guarantee as if set out in full herein.

Guarantee

2.             In consideration of the Beneficiary entering into the Management Agreement, the Guarantor unconditionally and irrevocably guarantees to the Beneficiary the due and punctual payment by the

16

Manager of any and all amounts owing by it to the Beneficiary and the Owners under and pursuant to clause 11 (Indemnity) of the Management Agreement (the Guaranteed Indemnity Obligations).

3.             In consideration of the Beneficiary entering into the Management Agreement, as a separate, additional continuing and primary obligation, the Guarantor, undertakes to indemnify the Beneficiary against any costs or losses suffered or incurred by the Parent or the Owners (the Recoverable Costs) within 10 Business Days of a demand from the Beneficiary as a result of the Manager’s failure to comply properly and punctually with the Guaranteed Indemnity Obligations.

Guarantor’s Liability

4.             The Guarantor’s liability under this Guarantee shall not be discharged or impaired by:

(a)                                  any amendment, variation or assignment of the Management Agreement or any waiver of its or their terms;

(b)                                 any release of, or granting of time or other indulgence to, the Manager or any third party;

(c)                                  any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Manager (or any act taken by the Beneficiary in relation to any such event); or

(d)                                 any other act, event, neglect or omission (whether or not known to the Manager, the Beneficiary or the Guarantor) which would or might (but for this clause) operate to impair or discharge the Guarantor’s liability or afford the Guarantor or the Manager any legal or equitable defence.

5.             The Guarantor shall have no greater liability under this Guarantee than that of the Manager for the Guaranteed Indemnity Obligations pursuant to the terms of the Management Agreement and any addendum or variation thereto.

6.             The Guarantor’s maximum aggregate liability under this Guarantee shall not exceed US$50,000,000.

Demand

7.             This Guarantee may be enforced only if, after having received a written notice to do so from the Beneficiary, the Manager has not discharged its obligations under the Management Agreement within ten (10) Business Days of receipt of such notification. This Guarantee is in addition to and not in substitution for any present and future guarantee, lien or other security held by the Beneficiary.  The Beneficiary ‘s rights hereunder are in addition to and not exclusive of those provided by law.

8.             The Guarantor agrees to pay interest on each amount due from the Guarantor under this Guarantee from the first Business Day after the due date until payment at the Default Interest rate specified in the Sale and Purchase Agreement, provided that the Guarantor shall have no greater liability under this Guarantee in respect of interest on late payments to the Beneficiary than the Manager has to the Beneficiary under the Management Agreement.

17

Payments

9.             Payment of any amount under this Guarantee by the Guarantor shall be made to the Beneficiary.

10.           All payments by the Guarantor under this Guarantee shall be made in full, without set-off or counterclaim and free and clear of any deductions or withholdings in immediately available, freely transferable, cleared funds in US Dollars on the date specified in the Beneficiary’s demand to the account specified by the Beneficiary.

11.           If at any time the Guarantor is required by law to make any deduction or withholding in respect of any taxes, duties or other charges or withholdings from any payment due hereunder, the sum due from the Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Beneficiary receives on the payment date and retains (free of any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

Continuing Guarantee

12.           This Guarantee is a continuing guarantee and accordingly shall cover all of the Guaranteed Indemnity Obligations and Recoverable Costs and shall not be discharged by any partial payment of the Guaranteed Indemnity Obligations and Recoverable Costs, shall not be affected by any bankruptcy or insolvency (and any similar proceedings in any jurisdiction) of the Guarantor or the Manager.

13.           If any monies paid to the Beneficiary under the Management Agreement by the Manager have to be repaid to the Manager by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being in force or on any other ground, the liability of the Guarantor under this Guarantee shall be computed as if such monies had never been paid to the Beneficiary at all.

Subrogation

14.           Until the termination or expiry of the Management Agreement, the Guarantor shall not by virtue of this Guarantee be subrogated to any rights of the Beneficiary against the Manager and, to the extent the Manager has become bankrupt or otherwise suffered an insolvency event, shall not claim in competition with the Beneficiary against the Manager with respect to any payment of any amount by the Manager to the Beneficiary under the Management Agreement.

Notices; Demand

15.           Any demand, notice, consent or the like to be given by either party to the other in connection with this Guarantee shall be in writing and signed by or on behalf of the party giving it and may be served by leaving it or sending it by hand, fax, registered airmail, or courier. A notice shall be effective upon receipt at the address indicated below and shall be deemed to have been received:

(a)                                  in the case of delivery by hand, registered airmail or courier, when delivered; or

(b)                                 in the case of fax, when received with a full transmission report confirming complete transmission;

18

provided that where, in the case of delivery by hand, by fax, by registered airmail, or by courier, such delivery or transmission occurs after 5 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next Business Day.

16.           The initial addresses and fax numbers for the Parties for the purpose of Clause 15 are:

	Guarantor	Beneficiary

Address:	[•]	6th & 7th Floor, Cardinal Place
100 Victoria Street,
London, SW1E 5JL
Fax no:	[•]	+44 (0) 207 901 7861

For the attention of:	[•]	[•]
For the attention of:
With a copy to:	[•]	[•]

17.           The Beneficiary and the Guarantor may change their respective nominated addressees and/or addresses and/or fax numbers for service of documents to another addressee and/or address and/or fax number, but only with prior written notice to the other Party giving not less than 20 Business Days’ notice in advance to the other Party.  All demands and notices must be in writing.

18.           Any notice given by the Parent or the Owners under the Management Agreement pursuant to which the Parent or Owners claim any amount payable to either of them by the Manager shall be copied to the Guarantor at the above address and fax number.

Assignment

19.           This Guarantee shall be for the sole benefit of the Beneficiary.  The Beneficiary may not assign or transfer any of its rights or transfer any of its obligations under this Guarantee without the prior written consent of the Guarantor.

Amendments

20.           The Parties agree that this Guarantee shall not be amended without the prior written consent of the Guarantor.

Law and Jurisdiction

21.           This Guarantee shall be governed by and construed in accordance with the laws of England.  The Guarantor and the Beneficiary hereby irrevocably agree that any dispute under this Guarantee shall be resolved in accordance with clause 15 (Dispute Resolution) of the Management Agreement as if incorporated herein with necessary changes and further consent to becoming party to any arbitral proceedings commenced under clause 15 (Dispute Resolution) of the Management Agreement in respect of any matter relating to the Guaranteed Indemnity Obligations.

Third Party Beneficiaries

22.           It is agreed that for the purposes of the Contracts (Rights of Third Parties) Act 1999 it is not the intention of the Parties that any term of this Guarantee shall be enforceable by anyone other than the Parties and their respective permitted assignees.

19

This document has been executed as a deed and delivered on the date stated at the beginning of it.

Guarantor

SIGNED by	)
acting by [two directors]	)
on behalf of	)
[•]	)

Beneficiary

EXECUTED as a DEED	)
acting by [two directors]	)
on behalf of	)
KAZAKHMYS PLC	)

20

CONFORMED COPY

5 FEBRUARY 2008

KAZAKHMYS PLC

AES EKIBASTUZ LLP

AES MAIKUBEN LLP

MAIKUBEN WEST LLP

ALBERICH BETEILIGUNGSVERWALTUNGS GMBH

MANAGEMENT AGREEMENT

CONTENTS

CLAUSE			PAGE

1.	DEFINITIONS AND INTERPRETATION		2

2.	TERM		12

3.	THE SERVICES		12

4.	OBLIGATIONS OF OWNERS AND PARENT		24

5.	REPRESENTATIVES		28

6.	BUSINESS PLAN; GROWTH CAPEX PLAN; ANNUAL BUDGET		29

7.	PAYMENTS TO MANAGER		30

8.	DEFAULT AND TERMINATION		32

9.	CHANGE IN LAW		38

10.	FORCE MAJEURE		38

11.	INDEMNITY		39

12.	LIMITATION OF LIABILITY		41

13.	ASSIGNMENT AND TRANSFER OF OWNERSHIP		41

14.	AES CREDIT SUPPORT		42

15.	DISPUTE RESOLUTION		43

16.	CONFIDENTIALITY		46

17.	INCORPORATION OF SPA PROVISIONS		47

18.	FURTHER ASSURANCE		47

19.	GOVERNING LAW		48

20.	MISCELLANEOUS		48

SCHEDULE 1 THE SERVICES

	1.	GENERAL	1
	2.	SERVICE CONTRACTS	1
	3.	TRADING AND ENERGY SALES	1
	4.	ADMINISTRATION	1
	5.	AUDITING	1
	6.	OPERATIONS AND MAINTENANCE	2
	7.	IMPROVEMENTS	3
	8.	ANNUAL BUDGET	3
	9.	INSURANCE	3
	10.	MANAGEMENT INFORMATION SYSTEMS	3
	11.	ADMINISTRATION SERVICES	4
	12.	REPORTS	4

SCHEDULE 2 BUSINESS PLAN			1

SCHEDULE 3 GROWTH CAPEX PLAN			2

SCHEDULE 4 FORMS OF POWER OF ATTORNEY		3

PART A		3
1.	APPOINTMENT AND POWERS	3
2.	VALIDITY	5
3.	JURISDICTION	5
4.	TERM	5

PART B		6
1.	APPOINTMENT AND POWERS	6
2.	VALIDITY	7
3.	JURISDICTION	7
4.	TERM	7

SCHEDULE 5 STANDARDS OF CONDUCT		9

SCHEDULE 6		12

PROCUREMENT PROCEDURE		12

SCHEDULE 7 SENIOR MANAGEMENT STRUCTURE		15

SCHEDULE 8 FORM OF AES CREDIT SUPPORT (CORPORATE)		16